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                                                                    Exhibit 10.1


                                 LOAN AGREEMENT

                                 BY AND BETWEEN

                  INTERSTATE PITTSBURGH HOTEL HOLDINGS, L.L.C.

                                      AND

                         PNC BANK, NATIONAL ASSOCIATION



                        CLOSING DATE: FEBRUARY 14, 2000



                                 RESIDENCE INN
             NORTH FAYETTE TOWNSHIP, ALLEGHENY COUNTY, PENNSYLVANIA









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                         LIST OF SCHEDULES AND EXHIBITS


Schedule I        Names, Addresses, Telephone and Telecopier Numbers of Parties

Exhibit A         Loan Interest Rate Request Form

Exhibit B         Items to be Supplied

Exhibit C         Financial Reporting Requirements

Exhibit D         Compliance Certificate

Exhibit E         Amortization Schedule

Exhibit F         Leased Office Equipment






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                                 LOAN AGREEMENT


         THIS LOAN AGREEMENT ("Agreement") is made as of the __ day of February, 2000, by and between INTERSTATE PITTSBURGH HOTEL HOLDINGS, L.L.C., a Delaware limited liability company (the "Borrower"), and PNC BANK, NATIONAL ASSOCIATION, a national banking association (the "Bank"). Each initially capitalized term used in the following recitals and not otherwise defined shall have the meaning ascribed to it in Article 1.

                                  WITNESSETH:

         WHEREAS, Borrower is the owner in fee simple of the Land which is located in the Township of North Fayette, County of Allegheny, Commonwealth of Pennsylvania, comprising approximately 8.877 acres.

         WHEREAS, pursuant to the terms of this Agreement, the Bank has agreed to make a loan to Borrower in the maximum aggregate principal amount of $7,560,000 (the "Loan").

         WHEREAS, the Bank is willing to provide the Loan upon the terms and conditions hereinafter set forth.

        NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, covenant and agree as follows:

                                 1. DEFINITIONS

         1.1    Definitions.

        In addition to words and terms defined elsewhere in this Agreement, the following terms shall have the following meanings:

         "Affiliate" as to any Person shall mean any other Person (i) which directly or indirectly controls, is controlled by, or is under common control with such Person, (ii) which beneficially owns or holds 50% or more of any class of the voting stock (or in the case of a Person which is not a corporation, more than 50% of the equity interest) of such Person, or (iii) 50% or more of the voting stock (or in the case of a Person which is not a corporation, 50% or more of the equity interest) of which is beneficially owned or held, directly or indirectly, by such Person. Control, as used in this definition, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the power to elect a majority of the directors or trustees of a corporation or trust, as the case may be.

         "Agreement" shall mean this Loan Agreement as the same may be supplemented or amended from time to time, including all schedules and exhibits.




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         "Appraisal" shall mean a written appraisal prepared by an independent appraiser engaged by Bank at Borrower's sole cost and expense prepared in compliance with all applicable regulatory requirements, being also subject to the Bank's customary independent appraisal requirements.

         "Appraised Value" for any period of determination shall mean the stabilized dollar value of the Project as determined by an Appraisal of the Project.

         "Assignment of Leases and Rents" shall mean that certain Assignment of Leases and Rents of even date herewith from the Borrower to the Bank securing the Loan, as the same may be amended, replaced or supplemented from time to time in writing by the Borrower and the Bank.

         "Assignment of Property Management Agreement" shall mean that certain Assignment of Property Management Agreement of even date hereunder from the Borrower to the Bank, as the same may be amended, replaced or supplemented from time to time in writing by the Borrower and the Bank.

         "Authorized Officer" shall mean those Persons designated by written notice to the Bank from the Borrower, authorized to execute notices, reports and other documents on behalf of the Borrower. The Borrower may amend such list of Persons from time to time by giving written notice of such amendment to the Bank.

         "Bank" shall mean PNC BANK, NATIONAL ASSOCIATION and its successors and assigns.

         "Bank Debt" shall mean all monetary obligations, liabilities and Indebtedness of the Borrower to the Bank, its successors, assigns or participants, evidenced by, arising under or directly relating to the Loan Documents, whether as principal, guarantor, surety or otherwise, secured or unsecured, joint and/or several, absolute or contingent, due or not due, matured and unmatured, original, renewed, extended, refinanced or replaced, now existing or hereafter incurred or created, consensual or created by law, and including principal (whether resulting from advances made by the Bank or from Indebtedness purchased by the Bank), interest, yield protection payments, premiums, fees, expenses (including reasonable collection expenses), taxes, charges, commissions and reasonable attorneys' fees actually incurred, and including all monetary obligations, liabilities and Indebtedness of Borrower to the Bank incurred or arising after the commencement of any case by or against Borrower under the U.S. Bankruptcy Code, specifically including any post-petition interest or advances.

         "Base-Rate" shall mean the greater of (i) the Prime Rate, or (ii) the Federal Funds Effective Rate plus 0.5% per annum.

         "Base-Rate Options" shall have the meaning assigned to that term in subsection 3.1(a) hereof.

         "Benefit Arrangement" shall mean at any time an "employee benefit plan," within the



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meaning of Section 3(3) of ERISA, which is neither a Plan nor a Multiemployer
Plan and which is maintained, sponsored or otherwise contributed to, by any member of the ERISA Group.

         "Borrower" shall mean Interstate Pittsburgh Hotel Holdings, L.L.C., a Delaware limited liability company.

         "Borrower Documents" shall mean the Borrower's operating agreement, articles of organization and resolutions and all other formation documents of the Borrower.

         "Borrowing Date" shall mean the date for the making of an advance of the Loan or the renewal or conversion thereof to the same or a different Interest Rate Option, which shall be a Business Day.

         "Borrowing Tranche" shall mean (i) portions of the Loan to which a Euro-Rate Option applies by reason of the selection of, conversion to or renewal of such Interest Rate Option on the same day and having the same Interest Period, and (ii) portions of the Loan to which any Base-Rate Option applies by reason of the selection of or conversion to such Interest Rate Option.

         "Business Day" shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in Pittsburgh, Pennsylvania.

         "Cash and Cash Equivalents" shall mean as of any date of determination, cash, demand deposits, securities issued by the U.S. Department of the Treasury, certificates of deposit (provided that no securities or certificates of deposit shall have maturities of more than ninety (90) days from such date) and publicly traded, marketable equity securities acceptable to the Bank.

         "Closing Date" shall mean the date hereof. The closing shall take place on the Closing Date at the offices of Marcus & Shapira LLP, One Oxford Centre, 35th Floor, Pittsburgh, Pennsylvania 15219, or at such other time and place as the parties agree.

         "Collateral" shall mean the real estate encumbered by the Mortgage and all security pledged pursuant to this Agreement in connection with the Loan and the Collateral Documents.

         "Collateral Documents" shall mean the Mortgage, the Assignment of Leases and Rents, the Subordination Agreement, the Assignment of Property Management Agreement, the Pledge Agreement and the Financing Statements.

        "Comfort Letter" shall mean that certain Standard Form Comfort Letter dated February ___, 2000 from Franchisor to the Bank with respect to the Franchise Agreement.

        "Commitment Fee" shall mean the sum of $47,250.00.




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         "Conditions for Extension" shall mean the provision by Borrower to the
Bank of evidence satisfactory to the Bank of Borrower's compliance with the following:

         (i) no Event of Default shall have occurred and be continuing and no Potential Default shall have occurred, which Potential Default is not cured prior to the commencement date of the Extension Period;

         (ii) the entire Project is free of Liens and encumbrances (except for Permitted Encumbrances);

         (iii) the Debt Service Coverage Ratio for the twelve (12) month period ending December 31, 2001 for the Project shall not be less than 1.50 to 1.00; and

         (iv) together with its notice of its election to exercise the Extension Option, Borrower shall pay the Extension Fee to the Bank.

         "Consequential Loss" shall mean an amount equal to the present value (as determined by Bank) of the product of (a) the positive difference resulting from subtracting the interest rate for the Euro-Rate Option which would be applicable to a similarly sized Borrowing Tranche determined on the date of prepayment for a period of time commencing on the date of prepayment and terminating on the last day of the Interest Period for the Borrowing Tranche being prepaid from the interest rate for the Euro-Rate Option actually in effect for the Borrowing Tranche being prepaid; and (b) the amount of the prepayment; and (c) a fraction with a numerator equal to the number of days remaining in the Interest Period of the Borrowing Tranche being prepaid and a denominator of 360. Any certificate of Bank delivered to Borrower setting forth the amount of Consequential Loss as provided herein shall show the calculations required to determine such Consequential Loss and shall be conclusive and binding, absent manifest error, as to such amount and determination.

         "Current Assets" shall have the meaning ascribed to such term by GAAP.

         "Current Liabilities" shall have the meaning ascribed to such term by GAAP (excluding maturities of property level debt).

         "Current Ratio" shall mean the ratio of Current Assets to Current Liabilities.

         "Debt Multiple Ratio" shall mean the ratio of Total Debt to EBITDA, as measured for the twelve (12) month period ending on the last day of the applicable quarter.

         "Debt Service" shall mean, for any period of determination the sum of all principal and interest payments that would be payable over a twelve (12) month period with respect to the Loan based upon a twenty-five (25) year mortgage-style amortization of the Loan, assuming an interest rate per annum (based on a year of twelve equal months) equal to the greater of (i) two and three-quarters percent (2 3/4%) above the Treasury Rate or (ii) eight and one-quarter percent (8 1/4%) per annum.



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         "Debt Service Coverage Ratio" shall mean the ratio of Net Operating
Income to Debt Service.

         "Default Rate" shall mean interest at a rate per annum equal to four percent (4%) above the Base Rate.

        "EBITDA" shall mean, for any period of determination with respect to Guarantor, Guarantor's net income after minority interest, plus Guarantors portion of depreciation and amortization, plus other non-cash losses, plus Guarantor's portion of Interest Expense or interest income, as the case maybe, plus income taxes, less non-cash gains, as each one of the foregoing is determined in accordance with GAAP, provided however, that EBITDA shall also include pro forma adjustments for any tangible or intangible assets acquired with Indebtedness. Such pro forma adjustments shall utilize the previous twelve
(12) month's Net Operating Income with respect to the asset in the calculation of the Debt Multiple Ratio.

         "Environmental Complaint" shall mean any written complaint setting forth a cause of action for personal or property damage or equitable relief, order, notice of violation, citation, request for information issued pursuant to any Environmental Laws by an Official Body, subpoena or other written notice of any type relating to, arising out of, or issued pursuant to any Environmental Law or any Environmental Conditions, as the case may be.

        "Environmental Conditions" shall mean any conditions of the environment, including the workplace, the ocean, natural resources (including flora or fauna), soil, surface water, groundwater, any actual or potential drinking water supply sources, substrata or the ambient air, relating to or arising out of, or caused by the use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaking, pumping, emptying, discharging, injecting, escaping, leaching, disposal, dumping, threatened release or other management or mismanagement of Regulated Substances resulting from the renovation and construction of the Improvements or the use of, or operations on, the Land.

        "Environmental Indemnity Agreement" shall mean that certain Hazardous Materials Certificate and Indemnity Agreement of even date herewith from Borrower and the Guarantor to the Bank, as the same may be amended, replaced or supplemented from time to time in writing by the parties thereto with the prior written consent of the Bank.

         "Environmental Laws" shall mean, in each case applicable to the Project, all federal, state, local and foreign laws and regulations, including permits, licenses authorizations, bonds, orders, judgments and consent decrees issued, or entered into, pursuant thereto, relating to pollution or protection of human health or the environment or employee safety in the workplace.

         "Environmental Report" shall mean that certain Phase I Environmental Site Assessment Update prepared for Interstate Hotels Corporation by Law Engineering and Environmental Services, Inc. dated October 13, 1999, or any other written report of the review and inspection of the Project prepared by an environmental consultant acceptable to Bank and engaged by Borrower (or by Bank pursuant to Section 7.1(c)) at Borrower's sole cost and expense, together with a reliance letter satisfactory to Bank stating that Bank may rely on such report in making the Loan, in all cases together with all annexes, schedules, exhibits and attachments thereto that have been provided to the Bank.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

         "ERISA Group" shall mean, at any time, the Borrower and all members of a controlled group of corporations and businesses (whether or not incorporated) under common control and all other entities which, together with the Borrower, are treated as a single employer under Section 414 of the Internal Revenue Code.

         "Euro-Rate" shall mean with respect to any Borrowing Tranche to which a Euro-Rate Option applies for any Interest Period, the interest rate per annum determined by the Bank by dividing (the resulting quotient rounded upward to the nearest 1/100th of 1% per annum) (i) the rate of interest determined by the Bank in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the "offered" eurodollar rate as quoted by Exco-Noonan, Incorporated (or appropriate successor or, if Exco-Noonan or its successor ceases to provide such quotes, a comparable replacement as determined by the Bank), as evidenced on Dow Jones Markets Service (formerly known as Telerate) display page 3750 (or other such display page on the Dow Jones Markets Service system as may replace Dow Jones Markets Service display page 3750) two
(2) Business Days prior to the first day of such Interest Period in amounts comparable to such Borrowing Tranche and having maturities comparable to such Interest Period by a number equal to 1.00 minus the Euro-Rate Reserve Percentage. The Euro-Rate may also be expressed by the following formula:

                             Dow Jones Markets Service display page 3750
         Euro-Rate  =    as quoted by Exco-Noonan, or appropriate successor
                     -----------------------------------------------------------
                                 1.00 - Euro-Rate Reserve Percentage

Each determination by the Bank of the Euro-Rate or of the non-existence or non-determinability through its customary means of any Euro-Rate, in the absence of manifest error, shall be conclusive and binding. The Euro-Rate shall be adjusted with respect to any Euro-Rate Option outstanding on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date. The Bank shall give prompt notice to the Borrower of the Euro-Rate as determined or adjusted in acceptance herewith, which determination shall be conclusive and binding absent manifest error.

         "Euro-Rate Options" shall have the meaning assigned to that term in
Section 3.1.

         "Euro-Rate Reserve Percentage" shall mean the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as "Eurocurrency Liabilities"). Each determination by the Bank of a Euro-Rate Reserve Percentage, in the absence of manifest error, shall be conclusive and binding.

         "Event of Default" or "Events of Default" shall have the meaning assigned to those terms in Section 10.1.

         "Exhibits" shall mean those schedules and exhibits attached hereto and made a part hereof, including Schedule I - Names, Addresses, Telephone and Telecopier Numbers of Parties; Exhibit A - Loan Interest Rate Request Form; Exhibit B - Items to be Supplied; Exhibit C - Financial Reporting Requirements; Exhibit D - Compliance Certificate; Exhibit E - Amortization Schedule and Exhibit F - Leased Office Equipment.

         "Expiration Date" shall mean the earlier of (i) February ___, 2002, or
(ii) the date upon which the Loan is accelerated pursuant to this Agreement by virtue of an Event of Default which is not cured within applicable notice and cure periods.

         "Extension Fee" shall mean the amount which is equal to one-quarter of one percent (1/4%) of the outstanding principal balance of the Loan at the commencement of the Extension Period, which shall be payable prior to the commencement of the Extension Period pursuant to Section 2.4 hereof.

         "Extension Period" shall mean a single period of twelve (12) months by which Borrower may extend the Expiration Date subject to the terms and conditions of Section 2.4 hereof.

         "FF&E Account" shall have the meaning assigned to such term in Section
4.23 hereof.

         "Federal Funds Effective Rate" for any day shall mean the rate per annum (based on a year of 365 or 366 days and actual days elapsed, and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by Federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Federal Funds Effective Rate" as of the date of this Agreement; provided, however, that if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the "Federal Funds Effective Rate" for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

         "Financing Statements" shall mean the financing statements which the Bank may from time to time require in order to perfect its security interest in the collateral described in the Mortgage, the other Collateral Documents and this Agreement pursuant to the applicable Uniform Commercial Code.

         "First Disbursement" shall have the meaning ascribed thereto in Section
6.1 thereof.

         "Franchise Agreement" shall mean that certain Franchise Agreement dated November 1,



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1999 between Marriott International, Inc. as Franchisor and Borrower as
Franchisee, as the same may be amended, replaced or supplemented from time to time in writing with the consent of the Bank.

         "Franchisor" shall mean Marriott International, Inc.

         "GAAP" shall mean generally accepted accounting principles as are in effect from time to time and applied on a consistent basis both as to classification of items and amounts.

         "Governmental Approvals" shall mean all consents, licenses, permits and all other authorizations or approvals required by Official Bodies with respect to the construction, completion, use and occupancy of the Improvements.

         "Guarantor" shall mean Interstate Hotels Corporation, a Maryland corporation.

         "Guarantor Default" shall mean a default or a defined "event of default" under any Indebtedness of Guarantor where such default or a defined "event of default" has occurred as a result of Guarantor's failure to make a principal or interest payment due under such Indebtedness.

         "Guaranty" of any Person shall mean any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.

         "Impositions" shall mean all (i) real estate and personal property taxes and other taxes and assessments, water and sewer rates and charges and all other governmental charges and any interest or costs or penalties with respect thereto and charges for any easement or agreement maintained for the benefit of the Land and Improvements, general and special, ordinary and extraordinary, foreseen and unforeseen, of any kind and nature whatsoever which at any time may be assessed, levied or imposed upon the Land or the Improvements, or the rent or income received therefrom, or any use or occupancy thereof, and (ii) other taxes, assessments, fees and governmental charges levied, imposed or assessed upon or against the Borrower or any of its properties.

         "Improvements" shall mean that certain 156 room Residence Inn and any and all related improvements now or hereafter located on the Land.

         "Indebtedness" shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement obligations under any letter of credit, currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device, (iv) any other transaction (including without limitation forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than thirty (30) days past due), or (v) any Guaranty of Indebtedness for borrowed money.

         "Interest Expense" shall mean, for any period of determination, all interest expense incurred by the Guarantor with respect to the Indebtedness of Guarantor, as defined in accordance with GAAP.

         "Insolvency Proceedings" shall mean an action or proceeding seeking any reorganization, arrangement, composition, readjustment, liquidation or other similar relief under the U.S. Bankruptcy Code or any present or future statute, law or regulation, or any proceedings for voluntary liquidation, dissolution or other winding up, or the appointment of any trustee, receiver, liquidator or conservator or similar official (whether in a proceeding or otherwise), or any assignment for the benefit of creditors or any marshaling of assets.

         "Interest Payment Date" shall mean each date specified for the payment of interest in Section 3.8.

         "Interest Period" shall mean the term during which a Euro-Rate option will apply, such period to be one, two, three, six or twelve months.

         "Interest Rate Option" shall mean any Euro-Rate Option or any Base-Rate Option.

         "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

         "Land" shall mean the real property owned in fee simple by the Borrower consisting of approximately 8.877 acres and identified in Exhibit A to the Mortgage, together with all rights of the Borrower in and to all easements, rights and privileges benefitting the Land.

         "Leases" shall have the meaning assigned to such term in the Mortgage.

         "Lien" shall mean any deed of trust, mortgage, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

         "Loan" shall mean the mortgage loan which shall be made by the Bank pursuant to this

Agreement in the maximum principal of $7,560,000.

         "Loan Documents" shall mean this Agreement, the Note, the Collateral Documents, the Environmental Indemnity Agreement, the Payment Guaranty, the Comfort Letter and all other documents, instruments, certificates and agreements executed in connection with the Loan, as the same may be amended, replaced or supplemented from time to time. "Loan Document" shall mean any of the Loan Documents.

         "Manager" shall mean Crossroads Hospitality Management Company.

         "Material Adverse Change" shall mean any set of circumstances or events which (a) has any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any other Loan Document, (b) is or could reasonably be expected to be material and adverse to the business properties, assets, financial condition, results of operations or prospects of the Borrower or Guarantor taken as a whole, (c) impairs materially or could reasonably be expected to impair materially the ability of the Borrower or Guarantor to duly and punctually pay or perform its Indebtedness, or (d) impairs materially the ability of the Bank, to the extent permitted, to enforce its legal remedies pursuant to this Agreement or any other Loan Document.

         "Month" with respect to an Interest Period, shall mean the interval between the days in consecutive calendar months numerically corresponding to the first (lst) day of such Interest Period.

         "Monthly Mandatory Principal Payments" shall have the meaning ascribed thereto in Section 3.10.

         "Mortgage" shall mean that certain Open-End Mortgage and Security Agreement of even date herewith, given by the Borrower to the Bank securing the Loan, as the same may be amended, replaced or supplemented from time to time in writing by the Borrower and the Bank.

         "Multiemployer Plan" shall mean any employee benefit plan which is a "multiemployer plan" within the meaning of Section 4001 (a)(3) of ERISA and to which the Borrower or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five Plan years, has made or had an obligation to make such contributions.

         "Multiple Employer Plan" shall mean a Plan which has two or more contributing sponsors (including the Borrower or any member of the ERISA Group) at least two of whom are not under common control, as such a plan is described in Sections 4063 and 4064 of ERISA.

         "Net Operating Income" shall mean the Operating Income of Borrower, including all gross revenues from the Project, as calculated in accordance with GAAP and as determined for the twelve (12) month period prior to the date of calculation less (i) actual Operating Expenses, (ii) a base management fee equal to three percent (3%), (iii) franchise fees paid pursuant to the Franchise Agreement, and (iv) the Required FF&E Reserve net of extraordinary gains and losses.

         "Net Worth" shall mean the consolidated net worth of Guarantor which shall be determined in accordance with GAAP.

         "Note" shall mean that certain Mortgage Note of even date herewith, given by Borrower to the Bank in the aggregate principal face amount of the Loan as the same may be amended, reserved, replaced or supplemented from time to time with the prior written consent of the Bank.

         "Official Body" shall mean any national, federal, state, local or other government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

         "Operating Expenses" shall mean the expenses actually and reasonably incurred by Borrower with respect to the ownership, operation, leasing and occupancy of the Project in the normal course of business, determined on the basis of GAAP.

         "Operating Income" shall mean all gross income, revenues and consideration of whatever nature, received by or paid to or for the account or benefit of Borrower, whether received by Borrower or any of its agents, or employees, or any affiliate of Borrower, its agents or employees, from any and all sources, resulting from or attributable to the ownership, operation, and occupancy of the Project determined on the basis of GAAP.

        "Payment Guaranty" shall mean that certain Agreement of Guaranty and Suretyship (Payment), of even date herewith, given by the Guarantor to the Bank, as the same may be amended, replaced or supplemented from time to time in writing by the Guarantor and the Bank.

        "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

         "Pension Plan" shall mean at any time an employee pension benefit plan (including a Multiple Employer Pension Plan but not a Multiemployer Pension
Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained by any member of the ERISA Group for employees of any member of the ERISA Group, or
(ii) has at any time within the preceding five years been maintained by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group.

        "Permitted Encumbrances" shall mean the liens, assignments and security interests in favor of the Bank pursuant hereto; the easements, restrictions, encumbrances and other matters described in and permitted to exist under the terms of the Mortgage; such other matters as may be expressly consented to in writing by the Bank; and real estate taxes on the Land and Improvements not yet due and payable.

         "Person" shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.

        "Plans" shall mean at any time an employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained by any member of the ERISA Group for employees of any member of the ERISA Group or
(ii) has at any time within the preceding five years been maintained by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group.

        "Pledge Agreement" shall mean that certain Pledge Agreement of even date herewith from Borrower to the Bank with respect to the FF&E Account.

        "Potential Default" shall mean an event or condition which, with the passage of time, the giving of notice, or a determination by the Bank, or any combination of the foregoing, would constitute an Event of Default.

         "Prime Rate" shall mean the interest rate per annum announced from time to time by the Bank at its Principal Office as its then prime rate, which rate may not be the lowest rate then being charged commercial borrowers by the Bank.

         "Principal Office" shall mean the main banking office of the Bank in Pittsburgh, Pennsylvania.

         "Prohibited Transaction" shall mean any prohibited transaction as defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA for which neither an individual nor a class exemption has been issued by the United States Department of Labor.

         "Project" shall mean the Land and the Improvements.

         "Property Management Agreement" shall mean that certain Management Agreement between Borrower and Manager dated November 1, 1999, as the same may be amended, replaced or supplemented from time to time in writing with the consent of the Bank.

         "Regulated Substances" shall mean any substance, including any solid, liquid, semisolid, gaseous, thermal, thoriated or radioactive material, refuse, garbage, wastes, chemicals, petroleum products, by-products, co-products, impurities, dust, scrap, heavy metals, defined as a "hazardous substance," "pollutant," "pollution," "contaminant," "hazardous or toxic substance," "extremely hazardous substance," "toxic chemical," "toxic waste," "hazardous waste," "industrial waste," "residual waste," "solid waste," "municipal waste," "mixed waste," "infectious waste," "chemotherapeutic waste," "medical waste," or "regulated substance" or any related materials, substances or wastes as now or hereafter defined pursuant to any Environmental Laws, ordinances, rules, regulations or other directives of any Official Body, the generation, manufacture, extraction, processing, distribution, treatment, storage, disposal, transport, recycling, reclamation, use, reuse, spilling, leaking, dumping, injection, pumping, leaching, emptying, discharge, escape, release or other management or mismanagement of which is regulated by the Environmental Laws.

         "Regulation U" shall mean Regulation U, T, G or X as promulgated by the Board of Governors of the Federal Reserve System, as amended from time to time.

         "Reportable Event" means a reportable event described in Section 4043 of ERISA and regulations thereunder with respect to a Pension Plan or Multiemployer Pension Plan.

         "Required Amortization Portion" shall mean a portion of the outstanding principal balance of the Loan as determined by the Bank in its discretion immediately prior to the commencement of each Interest Period, which shall be sufficient to permit all principal payments projected by the Bank to occur during the term of an applicable Interest Period to be applied against the portion of the outstanding principal balance that is subject to any Base-Rate Option.

         "Required FF&E Reserve" shall have the meaning assigned to such term in
Section 4.23 hereof.

         "Solvent" shall mean, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the present fair market value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person not is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, and (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay such debts and liabilities as they mature.

         "Subordination Agreement" shall mean that certain Subordination Agreement of even date hereunder by and among the Borrower, IHC Holdings, Inc., a Delaware corporation, ("IHC") and the Bank, as the same may be amended, replaced or supplemented from time to time in writing by the Borrower, IHC and the Bank.

         "Subordinated Debt" shall have the meaning assigned to such term in the Subordination Agreement.

         "Total Debt" shall mean all Indebtedness of Guarantor which is outstanding as the last day of the applicable quarter, as determined in accordance with GAAP.

         "Treasury Rate" shall mean the "weekly average yield" on United States Treasury Securities adjusted to a constant maturity of ten (10) years, rounded to the nearest one- sixteenth of one percent (1/16%), as published in the Release five (5) Business Days prior to the date of determination. It is provided, however, that if the Release is no longer published, a substitute therefor as may be selected by the Bank in its reasonable discretion shall be utilized, and further provided that if the Release is not published five (5) Business Days prior to the date of determination, then the Release as published on the most recent date prior thereto shall be utilized.

         "Uniform Commercial Code" shall mean the Uniform Commercial Code as in effect in each applicable jurisdiction.

         1.2 Interpretation.

         Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents:


                  (a) Number; Inclusion.

                  References to the plural include the singular, the plural, the part and the whole; "or" has the inclusive meaning represented by the phrase "and/or," and "including" has the meaning represented by the phrase "including without limitation";

                  (b) Documents Taken as a Whole.

                  The words "hereof," "herein," "hereunder," "hereto" and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document;

                  (c) Headings.

                  The section and other headings contained in this Agreement or such other Loan Document and the Table of Contents (if any), preceding this Agreement or such other Loan Document are for reference purposes only and shall not control or affect the construction of this Agreement or such other Loan Document or the interpretation thereof in any respect;

                  (d) Implied References to this Agreement.

Article, section, subsection, clause, schedule and exhibit references are to this Agreement unless otherwise specified;

                  (e) Persons.

                  Reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement or such other Loan Document, as the case may be, and reference to a Person in a particular capacity excludes such Person in any other capacity;

                  (f) Modifications to Documents.

                  Reference to any agreement (including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto), document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated;

                  (g) From, To and Through.

                  Relative to the determination of any period of time, "from" means "from and including," "to" means "to but excluding," and "through" means "through and including"; and

                  (h) Shall: Will.

                  References to "shall" and "will" are intended to have the same meaning.

         1.3 Accounting Principles.

         Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP.


                         2. AGREEMENT TO BORROW AND LEND

         2.1 Agreement to Borrow and Lend.

         Subject to the terms, provisions and conditions contained in this Agreement in reliance upon the representations and warranties set forth herein, the Bank agrees to lend to Borrower the Loan.

         2.2 The Note.

        The Loan is and shall be evidenced by the Note, and the Loan shall bear interest calculated and payable as provided in Article 3 below. Borrower shall pay the outstanding principal of the Loan and all unpaid interest accrued on the Loan and all other sums then owing under the Loan Documents in full on the Expiration Date. The unpaid amounts of the Loan, as set forth on the books and records of the Bank or other holder of the Note maintained in the ordinary course of business shall be presumptive evidence of the principal amount thereof owing and unpaid, absent manifest error, but the failure to record any such amount on the books and records shall not limit or affect the obligations of Borrower hereunder or under the Note to make payments of principal and interest on the Loan when due.

         2.3 Term.

         The term of the Loan shall commence on the Closing Date and shall terminate on the Expiration Date.

         2.4 Extension Option.

         If the Conditions for Extension are satisfied prior to the initial Expiration Date and remain satisfied on the date of exercise by Borrower of the Extension Option and on the date of the commencement of the Extension Period, the Borrower shall have the right to extend the Expiration Date for an additional period of twelve (12) months. Borrower shall provide the Bank with written notice of its election to extend the initial Expiration Date for the Extension Period no earlier than ninety (90) nor later than forty-five (45) days prior to the initial Expiration Date.


                    3. LOAN INTEREST RATES, PAYMENTS AND FEES

         3.1 Interest Rate Options.

        The Borrower shall pay interest in respect of the outstanding unpaid principal amount of the Loan as selected by it from the Base-Rate Options or Euro-Rate Options set forth below, it being understood that, subject to the provisions of this Agreement, the Borrower may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Loan comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Loan comprising any Borrowing Tranche, provided that, there shall not be at any one time outstanding more than three (3) Borrowing Tranches (including the Base-Rate Tranche) in the aggregate, and provided further that the Borrowing Tranche subject to the Base-Rate Options shall at all times be equal to or greater than the Required Amortization Portion. If at any time the designated rate applicable to the Loan exceeds the Bank's highest lawful rate, the rate of interest on the Loan shall be limited to the Bank's highest lawful rate. The Borrower shall have the right to select from the following Interest Rate Options, with the interest rate to be paid by Borrower being determined based upon the most recent quarterly calculation of the Debt Service Coverage Ratio to be made pursuant to Exhibit C Section (c) hereof as follows :

                  (a) Base-Rate Options:

                           (i) in the event that the Debt Service Coverage Ratio
shall be greater than 1.35 to 1.00 but less than 1.55 to 1.00, a fluctuating rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the Base-Rate plus one and three-quarters percent (1 3/4%), such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or

                           (ii) in the event that the Debt Service Coverage
Ratio shall be equal to or greater than 1.55 to 1.00 but less than 1.75 to 1.00, a fluctuating rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the Base-Rate plus one and one-half percent
(1 1/2%), such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or

                           (iii) in the event that the Debt Service Coverage
Ratio shall be equal to or greater than 1.75 to 1.00, a fluctuating rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the Base-Rate plus one and one-quarter percent (1 1/4%), such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate (collectively, the "Base-Rate Options").

                  (b) Euro-Rate Options:


                           (i) in the event that the Debt Service Coverage Ratio
shall be greater than 1.35 to 1.00 but less than 1.55 to 1.00, a fluctuating rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the Euro-Rate plus two and one-half percent (2 1/2%); or

                           (ii) in the event that the Debt Service Coverage
Ratio shall be equal to or greater than 1.55 to 1.00 but less than 1.75 to 1.00, a fluctuating rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the Euro-Rate plus two and one-quarter percent
(2 1/4%); or

                           (iii) in the event that the Debt Service Coverage
Ratio shall be equal to or greater than 1.75 to 1.00, a fluctuating rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the Euro-Rate plus two percent (2%) (collectively, the "Euro-Rate Options")

         3.2 Loan Requests/Interest Periods.

         Except as otherwise provided herein, following the First Disbursement, the Borrower may, on any Borrowing Date, request the Bank to renew or convert any Interest Rate Option applicable to a portion of the Loan, by the delivery to the Bank, not later than 12:00 noon Eastern time (i) three (3) Business Days prior to the proposed Borrowing Date with respect to the conversion to or the renewal of a Euro-Rate Option for a portion of the Loan; and (ii) one (1) Business Day prior to the last day of the preceding Interest Period with respect to the renewal or conversion to a Base-Rate Option for a portion of the Loan, of a duly completed request therefor substantially in the form of Exhibit A hereto or a request by telephone immediately confirmed in writing by letter, facsimile or telex in such form (each, an "Interest Rate Request"), it being understood that the Bank may rely on the authority of any Person making such a telephonic request without the necessity of receipt of such written confirmation. Each Interest Rate Request shall be irrevocable and shall specify (i) the proposed Borrowing Date; (ii) the aggregate amount of the portion of the Loan comprising the Borrowing Tranche, which shall not be less than $1,000,000 for portions of the Loan to which a Euro-Rate Option applies; (iii) whether a Euro-Rate Option or a Base-Rate Option shall apply to the portion of the Loan comprising the Borrowing Tranche; and (iv) in the case of portions of the Loan to which a Euro-Rate Option applies, an appropriate Interest Period for the proposed portion of the Loan comprising the Borrowing Tranche, provided that:

                  (a) any Interest Period which would otherwise end on a date which is not a

Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

                  (b) any Interest Period which begins on the last day of a calendar month for which there is no numerically corresponding day in the subsequent calendar month during which such Interest Period is to end shall end on the last Business Day of such subsequent month;

                  (c) the Borrower shall not select, convert to or renew a Euro-Rate Option for an Interest Period that would end after the Expiration Date;

                  (d) in the case of the renewal of a Euro-Rate Option at the end of an Interest Period, the first day of the Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day.


         3.3 Default Interest and Late Payment Charge.

        To the extent permitted by law, upon the occurrence and during the continuation of any Event of Default, the Borrower shall pay interest on the entire principal amount then outstanding and all other sums due under the Loan, regardless of the Interest Rate Option otherwise applicable thereto, at a rate per annum equal to the Default Rate. The Default Rate shall accrue before and after any judgment has been entered. In addition, Borrower shall pay upon demand by Bank a late payment charge equal to four percent (4%) of the amount of any payment due under the Loan, prior to maturity or acceleration, which is not received by the Bank within ten (10) days after the date such payment is due. The Borrower acknowledges that the increased interest rate and the late payment charge provided for herein reflect, among other things, the fact that the Loan has become a substantially greater risk given its default status and that the Bank is entitled to additional compensation for such risk.


         3.4 Euro-Rate Unascertainable.

                  (a) If, on any date on which a Euro-Rate would otherwise be determined, the Bank shall have determined (which determination shall be conclusive absent manifest error) that:

                           (i) adequate and reasonable means do not exist for
ascertaining such Euro-Rate, or

                           (ii) an event or condition has occurred which
materially and adversely affects the applicable U.S. eurodollar markets, or

                  (b) If, at any time, the Bank shall have determined (which determination shall be conclusive absent manifest error) that:

                           (i) the making, maintenance or funding of any portion
of the Loan to which a Euro-Rate Option applies has been made impracticable or unlawful if the Bank complies in good faith with any law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of law), or

                           (ii) such Euro-Rate will not adequately and fairly
reflect the cost to the Bank of the establishment or maintenance of any portion of the Loan to which a Euro-Rate Option applies, or

                           (iii) after making all reasonable efforts, deposits
of the relevant amount in U.S. dollars for the relevant Interest Period for any portion of the Loan to which a Euro-Rate Option applies are not available to the Bank in the applicable U.S. eurodollar markets, then, in the case of any event specified in subsection (a) or (b) above, the Bank shall promptly so notify the Borrower thereof. Upon such date as shall be specified in any such notice (which shall not be earlier than the date such notice is given) the obligation of the Bank to allow the Borrower to select, continue, convert to or renew a Euro-Rate Option shall be suspended until the Bank shall have later notified the Borrower of the Bank's determination (which determination shall be conclusive absent manifest error) that the circumstances giving rise to such previous determination no longer exist. If at any time the Borrower receives notice from the Bank as provided for in this Section 3.4 whether or not any Euro-Rate Option has gone into effect, such notification shall, subject to the Borrower's indemnification obligations under Section 3.12(b), be deemed to provide for selection of, conversion to or renewal of a Base-Rate Option.

         3.5 Selection of Interest Rate Options.

        If the Borrower fails to select an Interest Period in accordance with the provisions of Section 3.2 in the case of a portion of the Loan to which a Euro-Rate Option applies, the Borrower shall be deemed to have converted such portion of the Loan to a one month Euro- Rate Borrowing Tranche. If an Event of Default shall occur and be continuing, the Bank may in its discretion limit the Borrower to the Default Rate.

         3.6 Payments.

        All payments and prepayments to be made in respect of principal, interest, or other amounts due from the Borrower to the Bank hereunder shall be payable prior to 12:00 noon, Eastern time, on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without setoff, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue. Such payments shall be made to the Bank at the Principal Office in U.S. Dollars and in immediately available funds. The Bank's statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loan and other amounts owing under this Agreement and shall be deemed an "account stated."

         3.7 [INTENTIONALLY OMITTED]

         3.8 Interest Payment Dates.

         Interest shall be due in arrears on the first day of each month after the date hereof and on the Expiration Date or upon acceleration of the Note.

         3.9 Optional Prepayments.

                  (a) The Borrower shall have the right at its option from time to time to prepay the Loan in whole or part on the dates set forth below without premium or penalty (except as provided below or in Section 3.12(b) hereof):

                           (i) on any Business Day with respect to any portion
of the Loan to which a Base-Rate Option applies;

                           (ii) on the last day of the applicable Interest
Period with respect to any portion of the Loan to which a Euro-Rate Option applies; or

                           (iii) with the Bank's prior approval, on any Business
Day of an Interest Period with respect to any portion of the Loan to which a Euro-Rate Option applies, provided such prepayment is accompanied by an amount sufficient to compensate the Bank for all Consequential Loss and other costs and losses reimbursable under Section 3.12(b).

                  Whenever the Borrower desires to prepay any part of the Loan, it shall provide a prepayment notice to the Bank at least five (5) Business Days prior to the date of prepayment setting forth the date, which shall be a Business Day, on which the proposed prepayment is to be made, and the total principal amount of such prepayment, which shall not be less than $500,000. The principal amount of the portion of the Loan for which a prepayment notice is given shall be due and payable on the date specified in such prepayment notice.

         3.10 Mandatory Principal Payments.

                  (a) Beginning on April 1, 2000, and on the first (1st) day of each calendar month thereafter, throughout the remaining term of the Loan, Borrower shall make monthly payments of the outstanding principal balance of the Loan based upon the principal portion of the level payment amount which is payable pursuant to a twenty-five (25) year mortgage style amortization of the maximum principal amount of the Loan assuming an interest rate per annum equal to eight and one quarter percent (8 1/4%) as set forth on Exhibit E attached hereto.

                  (b) The principal payments made by Borrower pursuant to this
Section 3.10 are hereinafter referred to as the "Monthly Mandatory Principal Payments".

         3.11 Application Among Interest Rate Options.

        All payments permitted or required pursuant to Sections 3.9 or 3.10 shall be applied among the Interest Rate Options first to the principal amount of the Loan subject to a Base-Rate Option, then to the principal amount of the Loan subject to a Euro-Rate Option to be applied to such Borrowing Tranches subject to a Euro-Rate Option as designated by Borrower, as long as no Event of Default exists hereunder. In accordance with subsection 3.12(b), the Borrower shall indemnify the Bank for any loss or expense including loss of margin incurred with respect to any such prepayments, other than prepayments made under Section 3.10, applied against any portion of the Loan subject to a Euro-Rate Option on any day other than the last day of the applicable Interest Period, provided that, to the extent that the outstanding principal balance which is subject to a Base-Rate Option is less than the amount of the applicable payment, then, at the election of Borrower, as long as no Event of Default exists hereunder, such payment and any interest earned thereon, if applicable, shall be applied against such Borrowing Tranches subject to the Euro-Rate Option as Borrower may choose, to the extent of such insufficiency, subject to Borrower's obligation to indemnify the Bank pursuant to subsection 3.12(b). Upon the occurrence of an Event of Default, notwithstanding anything to the contrary contained above in this
Section 3.11, the Bank shall have the right to designate the application of such payments.

         3.12 Additional Compensation in Certain Circumstance

                  (a) Increased Costs or Reduced Return on Borrowing Tranches Subject to a Euro-Rate Option Resulting From Taxes, Reserves, Capital Adequacy Requirements, Expenses, Etc. With respect to Borrowing Tranches subject to a Euro-Rate Option, if any law, guideline or interpretation or any change in any law, guideline or interpretation or application thereof by any Official Body charged with the interpretation or administration thereof or compliance with any request or directive (whether or not having the force of law) of any central bank or other Official Body:

                           (i) subjects the Bank to any tax or charge with
respect to this Agreement, the Note, the Loan or payments by the Borrower of principal, interest, or other amounts due from the Borrower hereunder or under the Note (except for taxes on the overall net income of the Bank or any corporate franchise tax imposed on the Bank),

                           (ii) imposes, modifies or deems applicable any
reserve, special deposit or similar requirement against credits or commitments to extend credit extended by, or assets (funded or contingent) of, deposits with or for the account of, or other acquisition of funds by, the Bank, or

                           (iii) imposes, modifies or deems applicable any
capital adequacy or similar requirement (A) against assets (funded or contingent) of, or credits or commitments to extend credit extended by the Bank, or (B) otherwise applicable to the obligations of the Bank under this Agreement, and the result of any of the foregoing is to increase the cost to, reduce the income receivable by, or impose any expenses (including loss of margin) upon the Bank with respect to this Agreement, the Note or the making, maintenance or funding of any part of the Loan (or, in the case of any capital adequacy or similar requirement, to have the effect of reducing the rate of return on the Bank's capital, taking into consideration the Bank's customary policies with respect to capital adequacy) by an amount which the Bank in its sole discretion deems to be material, the Bank may from time to time notify the Borrower of the amount determined in good faith (using any averaging and attribution methods employed in good faith) by the Bank (which determination shall be conclusive absent manifest error) to be necessary to compensate the Bank for such increase in cost, reduction of income or additional expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by Borrower to the Bank within ten (10) Business Days after such notice is given; provided, however, that if the Bank demands compensation under this
Section 3.12, Borrower may at any time upon five (5) Business Days' prior notice to the Bank (a) give notice to the Bank that it is canceling such Borrowing Tranches subject to a Euro-Rate Option, whereupon each such Borrowing Tranche so canceled shall terminate and the Borrower shall be obligated to compensate the Bank as provided in this Section 3.12(a) above and to indemnify the Bank as provided in subsection 3.12(b) below and to pay the Bank upon demand an amount equal to all Consequential Loss, if any, resulting therefrom, and (b) convert such Borrowing Tranches subject to a Euro-Rate Option to the Base Rate Option.

                  (b) Indemnity. In addition to the compensation required by subsection (a) of this Section 3.12, the Borrower shall indemnify the Bank against any loss or expense (including Consequential Loss, loss of margin, any loss incurred in liquidating or employing deposits from third parties and any loss or expense incurred in connection with funds acquired by the Bank to fund or maintain a portion of the Loan subject to a Euro-Rate Option) which the Bank sustains or incurs as a consequence of any

                           (i) payment, prepayment, conversion or renewal of any
portion of the Loan to which a Euro-Rate Option applies on a day other than the last day of an Interest Period (whether or not such payment or prepayment is mandatory or automatic and whether or not such payment or prepayment is then due), or

                           (ii) attempt by the Borrower to revoke (expressly, by
later inconsistent notices or otherwise) in whole or part any notice relating to the selection of a Euro-Rate Option under Section 3.2 or prepayments under
Section 3.9.

                  If the Bank sustains or incurs any such loss or expense it shall from time to time notify the Borrower of the amount determined in good faith by the Bank (which determination shall be conclusive absent manifest error and may include such assumptions, allocations of costs and expenses and averaging or attribution methods as the Bank shall deem reasonable) to be necessary to indemnify the Bank for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrower to the Bank ten (10) Business Days after such notice is given.

         3.13 Commitment Fee.

         The Borrower agrees to pay to the Bank, on or before the Closing Date, as consideration for the Loan, the Commitment Fee.


                            4. AFFIRMATIVE COVENANTS

        The Borrower hereby covenants and agrees that, from the date hereof and until the Bank Debt has been paid in full and all other obligations hereunder shall have been performed and discharged, it shall comply at all times with the following affirmative covenants:

         4.1 Preservation of Existence, Etc.

        The Borrower and Guarantor shall each maintain its corporate existence and its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such licensing or qualification necessary.

         4.2 Payment of Liabilities, Including Impositions.

        The Borrower shall duly pay and discharge all liabilities to which it is subject or which are asserted against it, prior to the date when any fine, late charge or other penalty for late payment may be imposed, including all Impositions, provided that it shall not be deemed to be a violation of this
Section 4.2 if such liabilities, including Impositions, are being contested in good faith and by appropriate and lawful proceedings diligently conducted, and such failure to pay and discharge such liabilities, including Impositions, (a) would not reasonably be expected to result in a Material Adverse Change, (b) would not reasonably be expected to materially affect the Collateral or the validity of the Loan, and (c) for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made.

         4.3 Compliance with Laws.

        The Borrower shall comply with all applicable laws in all respects, including, but not limited to, all Environmental Laws.

         4.4 Keeping of Records and Books of Account.

        The Borrower and Guarantors shall maintain and keep proper books of record and account which enable each of them to issue financial statements and reports in accordance with Section 7.2 and in which full, true and correct entries shall be made in all material respects of all their respective dealings and business and financial affairs.

         4.5 Visitation Rights.

        The Borrower shall permit any of the officers or authorized employees or representatives of the Bank to visit and inspect the Project and to examine and make excerpts from its books and records and discuss its affairs, finances and accounts with its officers, all in such reasonable detail and at such reasonable times during normal business hours and as often as the Bank may reasonably request.

         4.6 [RESERVED]

         4.7 Maintenance of Insurance.

                  (a) The Borrower shall obtain the insurance coverages specified in this subsection 4.7(a). The insurer issuing any such policy shall certify to the Bank that (1) losses will be adjusted with the approval of the Bank, (2) loss payments will be payable to the Bank, such payments to be applied in the manner set forth in the Mortgage either to the restoration, repair or replacement of the Improvements or to the payment of the Bank Debt, (3) the interests of the Bank shall be insured regardless of any breach or violation by the Borrower of any warranties, declarations or conditions contained in such policy, and (4) if such insurance is canceled or materially changed or if any reinsurance is canceled for any reason whatsoever, such insurer will promptly notify the Bank and such cancellation or change shall not be effective as to the Bank for thirty (30) days after receipt by the Bank of such notice. The Borrower shall deliver to the Bank Acord Form 27 Evidence of Insurance with respect to such policies on or before the Closing Date, and evidence of each renewal policy in a form acceptable to Bank not less than thirty (30) days prior to the expiration of the original policy or preceding renewal policy (as the case may be); and to deliver to the Bank, upon Bank's request, receipts or other evidence that the premiums thereon have been paid in accordance with the Policy. The insurer or reinsurer for all such policies shall be rated A- IX by A.M. Best, or such other rating reasonably acceptable to the Bank. The form, content, insurers and reinsurers of all insurance policies required under this Agreement and the Mortgage shall be satisfactory to the Bank in accordance with the standards established in this Section 4.7. Such insurance coverages shall include:

                           (i) Fire and Extended Coverage Insurance. Fire and
Extended Coverage Insurance insuring the Improvements and all materials (installed and uninstalled), supplies and other personal property owned by Borrower on the Land against loss or damage by fire, vandalism, burglary, theft, riot, and other hazards insured against by extended coverage insurance and such other insurance (including, but not limited to, business interruption insurance covering loss of net earnings, including rental income, and costs associated with the period of project restoration, malicious mischief insurance and flood insurance if in a Federal flood prone area) as may be specified by the Bank from time to time, in amounts acceptable to the Bank and to be evidenced by an Acord Form 27 Evidence of Insurance (or such other equivalent form as may be acceptable to the Bank). The Borrower shall, to the extent applicable, cause each insurance policy issued in connection herewith to name the Bank as mortgagee and loss payee.

                           (ii) Public Liability Insurance. Commercial public
liability and property damage insurance in connection with the Land and Improvements, and contractual liability and completed operations coverage, and comprehensive automobile liability insurance covering all motor vehicles used in connection with the Land and Improvements, all in amounts and with insurers acceptable to the Bank. The Borrower shall cause the insurer to name the Bank as an additional insured under such coverage.

                           (iii) Workers' Compensation Insurance. Workers'
compensation and employer's liability insurance covering all liability in connection with the Land and Improvements under applicable laws with respect to the Borrower and, with respect to all contractors employed by Borrower, Borrower shall contractually obligate each such contractor to obtain worker's compensation and employer's liability insurance.

                  (b) The Borrower shall insure its properties and assets (other than the Land and Improvements which are required to be insured in the manner provided in subsection (a) above) against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including business interruption insurance) and in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses and against public liability for damages and against other risks in amounts normally carried by prudent companies carrying on similar businesses and reasonably satisfactory to the Bank.

         4.8 Notice.

         The Borrower shall give prompt written notice to the Bank (a) of any action or proceeding instituted by or against it or as to which it shall have received written notice or of which it has actual knowledge which constitutes a Potential Default or an Event of Default under this Agreement, or (b) of a default by the Borrower under any other material contract, instrument or agreement to which it is a party or by which it or any of its properties or assets may be bound or to which it or any of its properties or assets may be subject, which default could be reasonably expected result in a Material Adverse Change.

         4.9 Performance of Obligations

         The Borrower shall duly pay, perform and discharge all of its obligations hereunder and under the other Loan Documents.

         4.10 Compliance with Agreements.

         The Borrower and Guarantor shall each comply in all material respects with all obligations under any contracts, instruments and agreements to which it is a party or to which any of its properties or assets may be subject.

         4.11 Title to Land and Improvements.

        The Borrower shall retain its fee simple interest in the Land and Improvements until the Bank Debt has been indefeasibly paid in cash and satisfied in full.

         4.12 Further Assurances.

         The Borrower shall, from time to time, at its expense, faithfully preserve and protect the Bank's liens on and security interest in the Collateral as a continuing first priority perfected lien, as applicable, subject only to Permitted Encumbrances, and shall take such other action as the Bank in its sole discretion may reasonably deem necessary from time to time in order to preserve, perfect and protect the liens granted under the Collateral Documents, to exercise and enforce the Bank's rights and remedies thereunder and with respect to the Collateral and to carry out the terms of this Agreement and the other Loan Documents.

         4.13 Estoppel Certificate.

         At any time within ten (10) Business Days after written demand by the Bank therefor, the Borrower shall deliver to the Bank a certificate duly executed and in form satisfactory to the Bank, stating and acknowledging, to the best of Borrower's knowledge, (i) the then unpaid principal balance, and interest due and unpaid under, the Loan, the fact that there are no defenses, off-sets or counterclaims thereto (or, if such should not be the fact, then the facts and circumstances relating to such defenses, off-sets or counterclaims); (ii) the Borrower has kept, observed, complied with, fulfilled and performed in all material respects every term, covenant and condition in this Agreement and the other Loan Documents on its part to be kept and performed; (iii) that no Potential Default or Event of Default exists; that no event has occurred or is threatened which if continued would permit the holder of any recourse indebtedness of the Borrower or to which its property is subject to accelerate the maturity thereof or enforce any lien securing the same; and (iv) that no material litigation or administrative proceeding has been instituted by or against the Borrower (or, if such should not be the fact, then the facts and circumstances relating to such event or litigation in detail) and covering such other matters relating to the Borrower, the Loan or the Collateral as the Bank may reasonably require.

         4.14 Repairs.

         The Borrower shall maintain and keep the Land and the Improvements in good working order and condition and make all necessary and proper repairs and replacements thereto, including, without limitation, making such repairs and alterations as are necessary to the generator room so that such room is in compliance with applicable building codes and regulations.

         4.15 Protection Against Lien Claims.

         Any Lien claimed or filed against any part of the Land or the Improvements for labor done or materials or services furnished in connection with any construction activities performed on the Land or Improvements shall be insured over or discharged, by bond or otherwise, within the time frames set forth in Section 4.2 hereof.

         4.16 Plans and Benefit Arrangements.

         The Borrower shall, and shall cause each other member of the ERISA Group to, comply with ERISA, the Internal Revenue Code and other applicable laws applicable to Plans and Benefit Arrangements except where such failure, alone or in conjunction with any other failure, would not result in a Material Adverse Change. Without limiting the generality of the foregoing, the Borrower shall cause all of its Plans and all Plans maintained by any member of the ERISA Group to be funded in accordance with the minimum funding requirements of ERISA and shall make, and cause each member of the ERISA Group to make, in a timely manner, all contributions due to Plans, Benefit Arrangements and Multiemployer Plans.

         4.17 Conditions Precedent.

         As conditions precedent to the Bank's obligation to close the Loan and make the First Disbursement, Borrower shall have complied with all the requirements and shall have fulfilled all the conditions set forth in this Agreement and shall prior to the Closing Date (unless otherwise set forth herein or waived in writing by the Bank), furnish to Bank at Borrower's sole cost and expense, the items set forth on Exhibit B attached hereto, all of which shall be in form and content satisfactory to Bank and its counsel.

         4.18 Use of Proceeds.

         The Borrower shall use the proceeds of the Loan for the purpose of consolidating and refinancing the existing Indebtedness secured by the Project.

         4.19 Year 2000.

         The Borrower has reviewed the areas within its businesses and operations which could be adversely affected by, and has developed a program to address on a timely basis, the risk that certain computer applications used by the Borrower (or any of its material suppliers, customers or vendors) may be unable to recognize and perform properly date-sensitive functions involving dates prior to and after December 31, 1999 (the "Year 2000 Problem"). The Year 2000 Problem will not result in any Material Adverse Change with respect to Borrower.

         4.20 Management of the Project.

         The Borrower shall operate the Project strictly in accordance with the Franchise Agreement. The Project will be managed at all times by the Manager pursuant to the Property Management Agreement and Borrower shall not terminate or materially modify the Property Management Agreement without the prior written consent of the Bank. The Borrower shall terminate the Manager at Bank's request upon thirty (30) days' prior written notice to Borrower and the Manager, which termination notice may be given by the Bank upon the occurrence of an Event of Default under Section 10.1(a), (c) or (d) hereof. In the event that the Manager is terminated pursuant hereto, Borrower shall immediately seek to appoint a replacement property manager acceptable to Bank in Bank's sole discretion, and Borrower's failure to obtain such an acceptable property manager within 30 days of Bank's request to terminate the Manager shall constitute an immediate Event of Default hereunder.

         4.21 Borrower Financial Covenants.

                  (a) The Borrower covenants and agrees that during the first calendar year following the Closing Date, the Debt Service Coverage Ratio for the Project, as measured as of the end of each calendar quarter for the prior twelve (12) month period and as set forth on the covenant compliance certificate required to be delivered to the Bank pursuant to Exhibit C, Section (c) hereof, shall not be less than 1.30 to 1.00.

                  (b) The Borrower covenants and agrees that during the second calendar year following the Closing Date, the Debt Service Coverage Ratio for the Project, as measured as of the end of each calendar quarter for the prior twelve (12) month period and as set forth on the covenant compliance certificate required to be delivered to the Bank pursuant to Exhibit C, Section (c) hereof, shall not be less than 1.35 to 1.00.

                  (c) The Borrower covenants and agrees that during the Extension Period, the Debt Service Coverage Ratio for the Project, as measured as of the end of each calendar quarter for the prior twelve (12) month period and as set forth on the covenant compliance certificate required to be delivered to the Bank pursuant to Exhibit C, Section (c) hereof, shall not be less than
1.50 to 1.00.

         4.22 Guarantor Financial Covenants.

         Until payment in full of all Bank Debt, satisfaction of all of Borrower's other obligations hereunder and under the other Loan Documents, the Borrower shall cause the Guarantor to comply at all times with the following covenants (as reflected on the financial statements of the Guarantors prepared and delivered to the Bank in accordance with Exhibit C Section (c) of this Agreement):

                  (i) Cash and Cash Equivalents. The amount of the Guarantor's Cash and Cash Equivalents shall not be less than $8,000,000 at any given time;

                  (ii) Debt Multiple Ratio. The Debt Multiple Ratio with respect to Guarantor shall not exceed 3.00 to 1.00;

                  (iii) Current Ratio. The Guarantor shall maintain a Current Ratio of at least 1.25 to 1.00; and

                  (iv) Net Worth. The Net Worth of Guarantor shall not be less than $50,000,000 excluding minority interest.

         4.23 Required FF&E Reserve.

         Borrower shall establish an interest-bearing reserve account (the "FF&E Account") to be maintained with the Bank, subject to the payment of all customary charges and fees, and shall pledge all of its right, title and interest in the FF&E Account to the Bank pursuant to the Pledge Agreement. Beginning with the first calendar quarter following the Closing Date as soon as available and in any event within fifteen (15) days following the end of each calendar quarter throughout the term of the Loan, Borrower shall deposit the greater of (i) three percent (3%) of all Facility Revenues (as hereinafter defined) or (ii) the actual amount spent by Borrower for the costs of acquisition of furniture, fixtures and equipment to be used in connection with the Project into the FF&E Account (the "Required FF&E Reserve"). The Borrower shall be permitted to withdraw amounts from the FF&E Account, so long as no Event of Default or Potential Default shall then exist and be continuing, to cover the cost of acquisition of furniture, fixtures and equipment to be used in connection with the Project as long as the acquisition thereof is required to be capitalized in accordance with Borrower's capitalization policy as approved by the Bank prior to the Closing Date (each being a "Capital Acquisition"). At the time the quarterly financial reports required to be delivered to the Bank pursuant to Exhibit C, Section (c) are due, Borrower shall provide a summary and accounting of all Capital Acquisitions made by the Borrower during the previous calendar quarter. For the purposes hereof, the term "Facility Revenues" shall mean all gross revenues and receipts derived from the operation of the Project, including, without limitation, all revenues and receipts from room rents, food, and beverage sales and other miscellaneous revenues arising from the operation of the Project.


                              5. NEGATIVE COVENANTS

        The Borrower hereby covenants and agrees that, from the date hereof and until the Bank

Debt has been paid in full and all other obligations hereunder shall have been performed and discharged, it shall comply at all times with the following negative covenants:

         5.1 Changes in Organizational Documents.

        The Borrower shall not amend or modify, or permit the amendment or modification of, in any material respect, the Borrower Documents, without providing prior written notice to the Bank and obtaining the prior written consent of the Bank.

         5.2 Transfer of Land and Improvements.

        The Borrower shall not voluntarily or by operation of law, directly or indirectly, sell, convey, transfer, assign, pledge, encumber, or permit to be sold, conveyed, transferred, assigned, pledged or encumbered any interest whether nominal, beneficial or otherwise in or any part of the Land or the Improvements, without the prior written consent of the Bank having been obtained. Any transaction which is prohibited under this Section 5.2 shall be null and void to the extent permitted by applicable law. The Bank shall not be under any obligation to allege or show any impairment of the Collateral, and the Bank may pursue any legal or equitable remedies for default, without such allegation or showing, notwithstanding the foregoing.

         5.3 Change in Ownership.

        The Borrower shall not cause or permit sales, pledges, encumbrances, conveyances, transfers or assignments of interests in the Borrower (whether owned directly or through other entities) without the prior written consent of the Bank.

         5.4 Liquidations, Mergers, Consolidations, Acquisitions.

        The Borrower shall not dissolve, liquidate or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets or capital stock of any other Person.

         5.5 Breach of Documents.

         The Borrower shall not commit any act, or permit any act to occur, which would, in any manner, give rise to a breach of any term, covenant or condition on Borrower's part to be performed under any contract to which the Borrower is a party or by which it is bound.

         5.6 Judgments.

         The Borrower shall not permit any final judgment obtained against it to remain unpaid for a period of ten (10) days following the entry thereof without obtaining a stay of execution or bonding or causing such judgment to be bonded.

         5.7 Leasing of Premises.

         The Borrower shall not, without the prior written approval of the Bank, enter into, terminate, amend, modify, extend or give any consent to any tenant under any Lease.

         5.8 Material Adverse Change.

         The Borrower shall not permit any Material Adverse Change in the business, assets, operation or condition, financial or otherwise, of Borrower or Guarantor to occur.

         5.9 Conduct of Business.

         The Borrower shall not conduct any business or activity, the nature of which would differ in any material respect from that presently conducted by it.

         5.10 Creation of Liens.

         Except as specifically contemplated by the Loan Documents the Borrower shall not create, incur, assume or suffer to exist or be created, or permit any pledge of, or any deed of trust, mortgage, Lien, charge, security interest or encumbrances of any nature with respect to the Land or the Improvements, or assign, pledge or in any way transfer or encumber its rights to receive income from the Land or the Improvements.

         5.11 Value of Collateral.

         The Borrower shall not take any action which would result in any material impairment of the value of any Collateral.

         5.12 Transfer of Personalty.

         The Borrower shall not voluntarily or by operation of law, directly or indirectly, sell, assign, transfer, encumber, pledge, mortgage, hypothecate, convey or otherwise dispose of any interest of Borrower in or any part of any personalty located upon the Land or the Improvements or used or intended to be used in connection therewith, provided that Borrower may dispose of any worn out personal property as long the same is promptly replaced with personal property that is the functional equivalent of the replaced property within such time as would not impair the operation of the Project.

         5.13 Disposition of Rents.

         The Borrower shall not consent to or commit any sale, conveyance, pledge, mortgage, hypothecation or other disposition of any rents or other funds arising from the Land or the Improvements.

         5.14 Indebtedness.

         The Borrower shall not at any time create, incur, assume or suffer to exist any Indebtedness, except for leases entered into by Borrower for certain office equipment (as set forth on Exhibit F attached hereto), Indebtedness under the Loan Documents and the Subordinated Debt.

         5.15 Dividends and Related Distributions.

         Borrower shall not make or pay, or agree to become or remain liable to make or pay, any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of its membership interests, on account of the purchase, redemption, retirement or acquisition of its membership interests (or warrants, options or rights therefor), except as may be permitted in accordance with Borrower's Operating Agreement, provided however that an Event of Default shall not have occurred and be continuing.

         5.16 Pension Plans and Benefit Arrangements.

         The Borrower and members of the ERISA Group shall not:

                  (i) fail to satisfy the minimum funding requirements of ERISA and the Internal Revenue Code with respect to any Plan;

                  (ii) request a minimum funding waiver from the Internal Revenue Service with respect to any Plan;

                  (iii) engage in a Prohibited Transaction with any Plan, Benefit Arrangement or Multiemployer Plan which, alone or in conjunction with any other circumstances or set of circumstances resulting in liability under ERISA, would constitute a Material Adverse Change;

                  (iv) permit the aggregate actuarial present value of all benefit liabilities (whether or not vested) under each Plan, determined on a plan termination basis, as disclosed in the most recent actuarial report completed with respect to such Plan, to exceed, as of any actuarial valuation date, the fair market value of the assets of such Plan;

                  (v) fail to make when due any contribution to any Multiemployer Plan that the Borrower or any member of the ERISA Group may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto;

                  (vi) withdraw (completely or partially) from any Multiemployer Plan or withdraw (or be deemed under Section 4062(e) of ERISA to withdraw) from any Multiple Employer Pension Plan, where any such withdrawal is likely to result in a material liability of Borrower or any member of the ERISA Group;

                  (vii) terminate, or institute proceedings to terminate, any Plan, where such termination is likely to result in a material liability to the Borrower or any member of the ERISA Group;

                  (viii) make any amendment to any Plan with respect to which security is required under Section 307 of ERISA; or

                  (ix) fail to give any and all notices and make all disclosures and governmental filings required under ERISA or the Internal Revenue Code, where such failure is likely to result in a Material Adverse Change.


                             6. DISBURSEMENT MATTERS

         6.1 First Disbursement.

         The Bank's obligation to disburse the Loan proceeds (the "First Disbursement") shall be subject to the satisfaction of all requirements set forth on Exhibit B hereto and to the satisfaction of the following conditions:

                  (a) No material portion of the Project shall have been damaged by fire or other casualty and no condemnation or taking of the Project or any portion thereof shall be pending or threatened;

                  (b) The Bank shall have received all duly executed Loan Documents on or before the Closing Date; and the Collateral Documents and other documents to be placed of record shall have been duly recorded and filed in all appropriate offices;

                  (c) The security interest in all property described in the Collateral Documents shall have been duly perfected and shall be a valid and enforceable first Lien;

                  (d) The Commitment Fee shall have been paid on or before the Closing Date;

                  (e) All Governmental Approvals shall be in full force and effect, and no notices of violation or revocation with respect thereto shall have been received which have not been cured to the satisfaction of the applicable Governmental Authority;

                  (f) The Bank shall have received, at Borrower's expense, a marked title insurance commitment to issue a lender's title insurance policy in the amount of the Loan (and a title policy reflecting such marked commitment promptly thereafter) . Such title insurance commitment and policy shall be satisfactory to the Bank and shall insure the first priority of the Lien of the Mortgage and contain no exceptions other than the Permitted Encumbrances;

                  (g) No Event of Default or Potential Default shall have occurred and be continuing under this Agreement or any of the other Loan Documents;

                  (h) The Franchise Agreement and Property Management Agreement shall each be in full force and effect;

                  (i) The Bank shall have received a structural report satisfactory to Bank from its inspecting architect concerning its review of the Improvements, and the Governmental Approvals; and

                  (j) The representations and warranties of the Borrower contained in Article 8 hereof shall be true and accurate in all material respects on and as of the date of the First

Disbursement of Loan proceeds with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein), and the Borrower shall have performed and complied with all covenants and conditions hereof.


                            7. REPORTING REQUIREMENTS

         7.1 Appraisals, Environmental Reports and Title Reports.

                  (a) Appraisal. In addition to the Appraisal required prior to the Closing Date as set forth on Exhibit B attached hereto, until the Bank Debt is repaid in full the Bank shall have the right at any time and from time to time but no more frequently than once each calendar year prior to the occurrence of an Event of Default to obtain an Appraisal with respect to the Project, which Appraisal shall be at the expense of the Borrower. After the occurrence of an Event of Default and so long thereafter as such Event of Default shall remain uncured, the Bank shall have the right to obtain such Appraisals as it may require at the expense of the Borrower without limitation.

                  (b) Title Reports. In addition to the title insurance commitment required prior to the Closing Date, at the option of Bank, exercised not more than once each calendar year until the Bank Debt has been repaid in full, Bank may request and Borrower shall deliver within fifteen (15) days of such request, an updated title report on the Project, prepared and issued by the same title insurance company that delivered to Bank the lender's policy of title insurance in connection with the delivery of the Mortgage and such updated title report shall be provided at Borrower's expense. After the occurrence of an Event of Default and so long thereafter as such Event of Default shall remain uncured, Borrower will furnish such title reports, endorsements or policies as the Bank shall require. If Borrower fails to deliver the title updates, reports, endorsements or policies required pursuant to this Section, Bank may obtain such item(s) and Borrower will reimburse Bank for costs incurred upon demand.

                  (c) Environmental Reports. Within sixty (60) days following the request of Bank, which request must be after such time that Bank reasonably suspects that there has been a breach of the Environmental Indemnity Agreement, or if a previously undisclosed adverse environmental condition becomes apparent or a change in applicable law with respect to environmental matters should occur (but such request may be made at any time following the occurrence of an Event of Default and so long thereafter as such Event of Default shall remain uncured, or if Bank has reason to believe there has been a breach of the Environmental Indemnity Agreement) until the Bank Debt has been repaid in full, the Borrower shall cause an Environmental Report of the Project to be prepared at Borrower's sole cost and expense, which Environmental Report will be in form and performed by a consultant approved by Bank, and if Borrower does not respond to Bank's request within sixty (60) days, the Bank shall cause an Environmental Report of the Project to be performed and, upon demand, Borrower will reimburse Bank for all costs incurred.

         7.2 Financial Reports.

         Until the Bank Debt is repaid in full, the Borrower shall furnish or cause to be furnished to the Bank, within the time periods specified on Exhibit C attached hereto, the financial reports and information listed on Exhibit C.


                        8. REPRESENTATIONS AND WARRANTIES

         The Borrower hereby warrants and represents to the Bank as follows:

         8.1 Due Formation: Capacity.

                  (a) The Borrower is duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full power and authority to own or lease and operate properties, and to conduct its affairs as now being conducted and as proposed to be conducted.

                  (b) The Guarantor is duly organized, validly existing and in good standing under the laws of the State of Maryland, and has full power and authority to own or lease and operate properties, and to conduct its affairs as now being conducted and as proposed to be conducted.

         8.2 Power and Authority.

         The Borrower and Guarantor each has full power and authority to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which either of them is a party, and to perform their respective obligations hereunder and thereunder and all such actions have been duly authorized by all necessary proceedings on Borrower's and Guarantor's part.

         8.3 Validity and Binding Effect.

         This Agreement and the other Loan Documents will have been duly executed and delivered by the Borrower and the Guarantor, to the extent they are a party thereto, on the required date of delivery of such document. This Agreement and the other Loan Documents constitute the legal, valid and binding obligations of the Borrower, and the Guarantor, to the extent they are a party thereto, enforceable against them in accordance with their respective terms.

         8.4 No Conflict.

         Neither the execution and delivery of this Agreement, the other Loan Documents, nor the consummation of the transactions herein or therein contemplated, nor compliance with the terms and provisions hereof or thereof, will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the Borrower Documents or (ii) any Governmental Approval, any applicable law or any material agreement, instrument, order, writ, judgment, injunction or decree to which the Borrower or Guarantor is a party or by which either of them is bound, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of Borrower or Guarantor (other than Liens granted under the Loan Documents).

         8.5 Other Agreements.

         Neither the Borrower nor Guarantor is a party to any agreement or instrument that materially and adversely affects its present or proposed business, properties or assets, operation or conditions, financial or otherwise or is in default of the performance, observance, or fulfillment of any of the material obligations, covenants or conditions set forth in any material agreement or instrument to which Borrower or Guarantor is a party.

         8.6 No Potential Default or Event of Default.

         No Potential Default has occurred and no condition exists or will be caused by the First Disbursement which will constitute a Potential Default or Event of Default.

         8.7 No Litigation or Investigations.

         There is no pending or threatened litigation or governmental investigation (or any basis therefor known to the Borrower) which questions the capacity, ability or authority of the Borrower or Guarantor to execute, deliver and perform the provisions of the Loan Documents to which either of them is a party, or if determined adversely to the Borrower or Guarantor would reasonably be expected to cause a Material Adverse Change.

         8.8 Financial Statements and Other Information.

         The information, financial statements and other financial data furnished by the Borrower and the Guarantor to the Bank are true and correct in all material respects and present fairly the financial condition of the Borrower and the Guarantor . All other information given to the Bank by and with respect to the Borrower or the Guarantor is accurate, correct and complete in all material respects. To the best of the Borrower's knowledge, all surveys, plot plans and similar documents heretofore furnished by the Borrower to the Bank with respect to the Land and Improvements are accurate and complete in all material respects as of their respective dates.

         8.9 Impositions.

         All returns for Impositions required to have been filed by the Borrower have been timely filed and payment has been made, or will be made prior to the date upon which any penalty or fine may be imposed, for all Impositions which have or may become due pursuant to said returns or to assessments received.

         8.10 Title Aspects.

         The Borrower has good and marketable fee simple title to the Land and Improvements, subject only to Permitted Encumbrances. The Borrower has been granted all easements appropriate for the occupancy and operation of the Improvements, and any mortgage liens now or hereafter affecting any land burdened by such easements are subordinate to such easements.

         8.11 Zoning and Governmental Approvals.

         The development, construction, use and occupancy of the Project conforms in all material respects to all applicable laws, all existing Governmental Approvals and all covenants, conditions and restrictions contained in a deed, lease or other instrument or agreement covering or affecting all or any portion of the Land. All Governmental Approvals have been obtained and are valid and in full force and effect.

         8.12 Utilities.

         All utility and municipal services necessary for the use and occupancy of the Improvements are available to the Land and have sufficient capacity to operate the Improvements for their intended purposes, including water supply, storm and sanitary sewer facilities, electricity and telephone facilities.

         8.13 Security Interests.

         The liens and security interests granted or to be granted to the Bank pursuant to this Agreement and the other Loan Documents constitute and will continue to constitute valid perfected first priority security interests under the Uniform Commercial Code or other applicable law, entitled to all the rights, benefits and priorities provided by the Uniform Commercial Code or any other law, upon proper filing, and the property secured thereby is subject to no other Liens or encumbrances except for the Permitted Encumbrances.

         8.14 Mortgage.

         The Lien granted to the Bank pursuant to the Mortgage constitutes and will, upon proper recording, constitute a valid perfected first priority Lien under applicable law, and the property secured thereby is subject to no other Liens or encumbrances except for the Permitted Encumbrances. All action as is necessary or advisable to establish such Lien and its priority as described in the preceding sentence, including recordation of the Mortgage in the appropriate offices, will be taken promptly following the Closing Date, and there will be, upon execution, delivery and recordation of the Mortgage, no necessity for any further action in order to protect, preserve and continue such Lien and such priority.

         8.15 [INTENTIONALLY OMITTED]

         8.16 Environmental Matters.

                  (a) Except as disclosed in the Environmental Report, the Borrower has not received any Environmental Complaint from any Official Body or private Person alleging that any past owner or operator of the Land is a potentially responsible party under the Comprehensive Environmental Response, Cleanup and Liability Act, 42 U. S.C. Section 960 1, et seq., and the Borrower has no reason to believe that such an Environmental Complaint might be received. Except as disclosed in the Environmental Report, to Borrower's knowledge, there are no pending or threatened, Environmental Complaints relating to the Land pertaining to or arising out of any Environmental Conditions.

                  (b) Except as disclosed in the Environmental Report, to Borrower's knowledge, there are no conditions, facilities or any other facts or circumstances at, on or under the Project that constitute a breach of or non-compliance with any of the Environmental Laws, and there are no past or present Environmental Conditions at, on or under the Project that prevent compliance with the Environmental Laws.

                  (c) Except as disclosed in the Environmental Report, to Borrower's knowledge, there are no conditions, facilities or any other facts or circumstances at, on or under adjacent property, and there are no past or present Environmental Conditions at, on or under adjacent property that prevent compliance of the Project with the Environmental Laws.

                  (d) Except as disclosed in the Environmental Report, to Borrower's knowledge, neither the Land nor any structures, improvements, equipment, fixtures, activities or facilities thereon or thereunder contain or use Regulated Substances, except in compliance with Environmental Laws.

         8.17 Insurance.

         All insurance policies furnished to the Bank by the Borrower are valid and in full force and effect. No notice has been given or claim made and, to the best of the Borrower's knowledge, no grounds presently exist to cancel or void any of such policies or to reduce the coverage provided thereby. Such policies provide adequate coverage in amounts sufficient to insure the assets and risks of the Borrower in accordance with prudent business practices.

         8.18 Solvency.

         The Borrower and Guarantor are Solvent as of the Closing Date and will be Solvent after giving effect to the transactions contemplated by the Loan Documents, including all Indebtedness incurred thereby, the security interests granted therein and the payment of all fees related thereto.

         8.19 Pension Plans and Benefit Arrangements.

                  (a) The Borrower and each other member of the ERISA Group are in compliance in all material respects with any applicable provisions of ERISA with respect to all Benefit Arrangements, Plans and Multiemployer Plans. There has been no Prohibited Transaction with respect to any Benefit Arrangement or any Pension Plan or, to the best knowledge of the Borrower, with respect to any Multiemployer Plan or Multiple Employer Plan, which could result in any material liability of the Borrower or any other member of the ERISA Group. The Borrower and all members of the ERISA Group have made when due any and all payments required to be made under any agreement relating to a Multiemployer Plan or a Multiple Employer Plan or any law pertaining thereto. With respect to each Plan and Multiemployer Plan, the Borrower and each member of the ERISA Group (i) have fulfilled in all material respects their obligations under the minimum funding standards of ERISA, (ii) have not incurred any liability to the PBGC, and (iii) have not had asserted against them any penalty for failure to fulfill the minimum funding requirements of ERISA.

                  (b) To the best of the Borrower's knowledge, each Multiemployer Plan and Multiple Employer Plan is able to pay benefits thereunder when due.

                  (c) Neither the Borrower nor any other member of the ERISA Group has instituted or intends to institute proceedings to terminate any Plan.

                  (d) No event requiring notice to the PBGC under Section 302(f)(4)(A) of ERISA has occurred or is reasonably expected to occur with respect to any Plan, and no amendment with respect to which security is required under Section 307 of ERISA has been made or is reasonably expected to be made to any Plan.

                  (e) The aggregate actuarial present value of all benefit liabilities (whether or not vested) under each Plan, determined on a plan termination basis, as disclosed in, and as of the date of, the most recent actuarial report for such Plan, does not exceed the aggregate fair market value of the assets of such Plan.

                  (f) Neither the Borrower nor any other member of the ERISA Group has incurred or reasonably expects to incur any material withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. Neither the Borrower nor any other member of the ERISA Group has been notified by any Multiemployer Plan or Multiple Employer Plan that such Multiemployer Plan or Multiple Employer Plan has been terminated within the meaning of Title IV of ERISA, and, to the best knowledge of the Borrower, no Multiemployer Plan or Multiple Employer Plan is reasonably expected to be reorganized or terminated, within the meaning of Title IV of ERISA.

                  (g) To the extent that any Benefit Arrangement is insured, the Borrower and all members of the ERISA Group have paid when due all premiums required to be paid for all periods through and including the Closing Date. To the extent that any Benefit Arrangement is funded other than with insurance, the Borrower and all other members of the ERISA Group have made when due all contributions required to be paid for all periods through the Closing Date.

                  (h) All Plans, Benefit Arrangements and Multiemployer Plans have been administered in accordance with their terms and applicable law.


                             [ARTICLE 9 - RESERVED]


                           10. DEFAULTS AND REMEDIES

         10.1 Events of Default.

         The following shall be deemed to be Events of Default under this Agreement (whatever the reason therefor and whether voluntary, involuntary or effected by operation of law):

                  (a) The Borrower shall fail to make any principal payment due under the Loan or shall fail to pay any interest on the Loan or any other amount owing hereunder or under the other Loan Documents after such principal, interest or other amount shall become due and payable in accordance with the terms hereof or thereof;

                  (b) Any representation or warranty made at any time by the Borrower or Guarantor herein or in any other Loan Document, or any certificate, other instrument or written statement furnished by Borrower or Guarantor pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect as of the time it was made or furnished;

                  (c) The Borrower shall fail to comply with any other covenant contained in this Agreement or any of the other Loan Documents which calls for the payment of money and shall not cure that failure within ten (10) days after written demand by the Bank;

                  (d) The Borrower shall fail to comply with any covenant contained in this Agreement or any of the other Loan Documents, other than those defaults referred to in the other subparagraphs of this Section 10.1, and shall not cure that failure within thirty (30) days after written notice thereof by the Bank to Borrower or such shorter period of time for cure specified in any Loan Document (such grace period to be applicable only in the event such default can be remedied by corrective action of the Borrower as determined by the Bank in its sole discretion);

                  (e) The Borrower shall fail to comply with the covenant set forth in Section 4.21;

                  (f) The Guarantor shall fail to comply with any covenant set forth in Section 4.22;

                  (g) The Borrower or Guarantor shall cease to be Solvent or shall be unable to pay their respective debts as the same shall mature or there shall be filed by or against the Borrower or Guarantor a petition in bankruptcy or a petition seeking the appointment of a receiver, trustee or conservator for Borrower or Guarantor or any portion of their respective properties or seeking reorganization or to effect a plan or other arrangement with or for the benefit of creditors, or the Borrower or Guarantor shall consent to the appointment of a receiver, trustee or conservator;

                  (h) Any Lien or encumbrance, other than a Permitted Encumbrance, is entered against the Land or Improvements and such Lien or encumbrance is not discharged, vacated or bonded within ten (10) Business Days after the filing thereof;

                  (i) Any final judgments for the payment of money shall be entered against the Borrower or Guarantor by a court having jurisdiction which is not discharged, vacated, bonded or stayed pending appeal within a period of thirty (30) days from the date of entry of such judgment and such judgment shall result in a Material Adverse Change with respect to the Borrower or Guarantor;

                  (j) There shall occur any uninsured damage to or loss, theft or destruction of any of the Collateral in excess of $100,000, and such damage, loss, theft or destruction is not restored within one hundred twenty (120) days of the date thereof;

                  (k) Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the Borrower or Guarantor in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with their terms) or become or be judicially declared ineffective or inoperative or shall in any way cease to give or provide the respective liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby and Borrower has not provided to the Bank either replacement documentation or substitute collateral satisfactory to the Bank with thirty (30) days following written notice from the Bank;

                  (l) Any party shall obtain an order or decree in any court of competent jurisdiction to enjoin or prohibit the Bank, the Borrower or Guarantor from carrying out the terms and conditions of any of the Loan Documents to which any of them is a party and such order or decree is not vacated or stayed within ten (10) days after the filing thereof;

                  (m) Any of the following occurs: (i) any Reportable Event, which the Bank determines in good faith constitutes grounds for the termination of any Plan by the PBGC or the appointment of a trustee to administer or liquidate any Plan, shall have occurred and be continuing; (ii) proceedings shall have been instituted or other action taken to terminate any Plan, or a termination notice shall have been filed with respect to any Plan; (iii) a trustee shall be appointed to administer or liquidate any Plan; (iv) the PBGC shall give notice of its intent to institute proceedings to terminate any Plan or Plans or to appoint a trustee to administer or liquidate any Plan; and, in the case of the occurrence of (i), (ii), (iii) or (iv) above, the Bank determines in good faith that the amount of Borrower's liability is likely to cause a Material Adverse Change; (v) the Borrower or any member of the ERISA Group shall fail to make any contributions when due to a Plan or a Multiemployer Plan; (vi) the Borrower or any member of the ERISA Group shall make any amendment to a Plan with respect to which security is required under Section 307 of ERISA; (vii) the Borrower or any member of the ERISA Group shall withdraw completely or partially from a Multiemployer Plan; (viii) the Borrower or any member of the ERISA Group shall withdraw (or shall be deemed under Section 4062(e) of ERISA to withdraw) from a Multiple Employer Plan; or (ix) any applicable law, rule or regulation is adopted, changed or interpreted by any governmental authority or agency or court with respect to or otherwise affecting one or more Plans, Multiemployer Plans or Benefit Arrangements and, with respect to any of the events specified in (v), (vi), (vii), (viii) or (ix), the Bank determines in good faith that any such occurrence would be reasonably likely to materially and adversely affect the total enterprise represented by the Borrower and the other members of the ERISA Group;

                  (n) A Guarantor Default shall occur with respect to any Indebtedness of Guarantor;

                  (o) a default shall occur under the Franchise Agreement which is not cured within any applicable cure period (as such cure period may be extended by the Franchisor) or the Franchise Agreement shall cease to be in full force and effect;

                  (p) a default shall occur under the Property Management Agreement which is not cured within any applicable cure period or the Property Management Agreement shall cease to be in full force and effect;

                  (q) a "default" or defined "event of default" shall occur under the Subordinated Debt; or

                  (r) Borrower shall fail to fund the Required FF&E Reserve pursuant to Section 4.23 hereof.

         10.2 Remedies.

         The Bank may exercise any or all of the following rights and remedies:

                  (a) If an Event of Default shall occur, the Bank may by written notice to the Borrower, declare the unpaid principal amount of the Note then outstanding and all interest accrued thereon and all other Indebtedness of the Borrower to the Bank hereunder and thereunder to be immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived.

                  (b) If an Event of Default shall occur, the Bank and any branch, subsidiary or affiliate of the Bank anywhere in the world shall have the right, in addition to all other rights and remedies available to it, without notice to the Borrower, to set-off against and apply to the then unpaid balance of the Loan and all other obligations of the Borrower hereunder or under any other Loan Document any debt owing to, and any other funds held in any manner for the account of the Borrower, or by such branch subsidiary or affiliate, including without limitation, all funds in all deposit accounts (whether time or demand, general or special, provisionally credited or finally credited, or otherwise) now or hereafter maintained by the Borrower for its own account with the Bank or such branch, subsidiary or affiliate. Such right shall exist whether or not the Bank shall have made any demand under this Agreement or any other Loan Document, whether or not such debt owing to or funds held for the account of the Borrower is or are matured or unmatured and regardless of the existence or adequacy of any Collateral, or other security to the Bank;

                  (c) If an Event of Default shall occur, and so long thereafter as such Event of Default shall remain uncured, and whether or not the Bank shall have accelerated the maturity of the Loan pursuant to any of the foregoing provisions of this Section 10.2, the Bank may proceed to protect and enforce the Bank's rights by suit in equity, action at law and/or other appropriate proceeding, for the specific performance of any covenant or agreement contained in this Agreement or the other Loan Documents and, as to any amount that shall have become due, by declaration or otherwise, proceed to enforce the payment thereof to enforce any other legal or equitable right of the Bank;

                  (d) From and after the date on which the Bank has taken any action pursuant to this Article 10 and until all Bank Debt has been paid in full, any and all proceeds received by the Bank from any sale or other disposition of any Collateral, or any part thereof, or the exercise of any other remedy by the Bank, shall be applied as follows:

                           (i) first, to reimburse the Bank for out-of-pocket
costs, expenses and disbursements, including without limitation, reasonable attorneys' fees and legal expenses actually incurred by the Bank in connection with realizing on any Collateral or collection of any obligations of the Borrower under any of the Loan Documents, including advances made subsequent to an Event of Default by the Bank or any of them or the Bank for the reasonable maintenance, preservation, protection or enforcement of, or realization upon, any Collateral, including without limitation, advances for Impositions, insurance, repairs and the like and reasonable expenses incurred to sell or otherwise realize on, or prepare for sale or other realization on, any of the Collateral;

                           (ii) second, to the repayment of all Bank Debt in the
order and manner determined by the Bank as to principal, interest, fees or other amounts;

                           (iii) the balance, if any, as required by law.

                  (e) The Bank shall have all of the rights and remedies contained in this Agreement and the other Loan Documents (including the right to appoint a receiver and all other rights described in the Mortgage). In addition, the Bank shall have all of the rights and remedies of a secured party under the Uniform Commercial Code or other applicable law, all of which rights and remedies shall be cumulative and nonexclusive, to the extent permitted by law; and

                  (f) The Bank shall have the further right to enter the Project and take any and all actions necessary, in its judgment, to secure, winterize, protect and preserve the Improvements and any materials or supplies located on the Land.

         10.3 Notice of Sale.

         Any notice required to be given by the Bank of a sale, lease, or other disposition of any Collateral or any other intended action by the Bank, if given ten (10) Business Days prior to such proposed action, shall constitute commercially reasonable and fair notice thereof to the Borrower.


                               11. MISCELLANEOUS

         11.1 Modifications, Amendments or Waivers.

         The Bank and the Borrower may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document (except as otherwise expressly provided herein) or the rights of the Bank or the Borrower hereunder or thereunder, or may grant written waivers or consents to a departure from the due performance of the obligations of the Borrower hereunder or thereunder.

         11.2 No Implied Waivers: Cumulative Remedies; Writing Required.

         No course of dealing and no delay or failure of the Bank in exercising any right, power, remedy or privilege under this Agreement or any other the Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power, remedy or privilege preclude any further exercise thereof or of any other right, power, remedy or privilege. The rights and remedies of the Bank under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have. Any waiver, permit consent or approval of any kind or character on the part of the Bank of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.

         11.3 Reimbursement and Indemnification of Bank by the Borrower; Impositions.

         The Borrower agrees unconditionally upon demand to pay or reimburse to the Bank and to save the Bank harmless against (i) liability for the payment of all reasonable out-of-pocket costs, expenses and disbursements, (including reasonable fees and expenses of counsel including allocated costs of staff counsel) for the Bank except with respect to (a) and (b) below (a) in connection with the administration and interpretation of this Agreement, and other instruments and documents to be delivered hereunder, (b) relating to any amendments, waivers or consents pursuant to the provisions hereof, (c) in connection with the enforcement of this Agreement or any other Loan Document, or collection of amounts due hereunder or thereunder or the proof and allowability of any claim arising under this Agreement or any other Loan Document, whether in bankruptcy or receivership proceedings or otherwise, and (d) incurred by the Bank in connection with any workout or restructuring, or in connection with the protection, preservation, exercise or enforcement of this Agreement or any other Loan Document or collection of amounts due hereunder or thereunder or the proof and allowability of any claim arising under this Agreement or any other Loan Document, whether in Insolvency Proceedings or otherwise, and (ii) all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be actually imposed on, incurred by or asserted against the Bank in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by the Bank hereunder or thereunder, provided that the Borrower shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements) if the same results from the Bank's gross negligence or willful misconduct. The Bank will attempt to minimize the fees and expenses of legal counsel for the Bank which are subject to reimbursement by the Borrower hereunder by considering the usage of one law firm to represent the Bank if appropriate under the circumstances. The Borrower agrees unconditionally to pay all stamp, document, transfer, recording or filing taxes or fees and similar Impositions during the Borrower's ownership of the Land and the Improvements (except for taxes on the overall net income of the Bank and except for franchise taxes) now or hereafter determined by the Bank to be actually due and payable in connection with this Agreement or any other Loan Document, and the Borrower agrees unconditionally to save the Bank harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or other similar Impositions, except as otherwise provided herein.

         11.4 Holidays.

         Whenever any payment or action to be made or taken hereunder shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day (except as provided in Section 3.2 with respect to Interest Periods), and such extension of time may be included in computing interest or fees, if any, in connection with such payment or action, except that the Loan shall be due on the Business Day preceding the Expiration Date if the Expiration Date is not a Business Day.

         11.5 Funding by Branch, Subsidiary or Affiliate.

                  (a) Notional Funding. The Bank shall have the right from time to time, without notice to the Borrower, to deem any branch, subsidiary or Affiliate entity (which for the purposes of this Section 11.5 shall mean any corporation or association which is directly or indirectly controlled by or is under direct or indirect common control with any corporation or association which directly or indirectly controls the Bank) of the Bank to have made, maintained or funded any portion of the Loan to which the Euro-Rate Option applies at any time, provided that immediately following (on the assumption that a payment was then due from the Borrower to such other office), and as a result of such change, the Borrower would not be under any greater financial obligation pursuant to Section 3.12 than it would have been in the absence of such change. Notional funding offices may be selected by the Bank without regard to the Bank's actual methods of making, maintaining or funding the Loan or any sources of funding actually used by or available to the Bank.

                  (b) Actual Funding. The Bank shall have the right from time to time to make or maintain any portion of the Loan by arranging for a branch, subsidiary or Affiliate of the Bank to make or maintain such portion of the Loan subject to the last sentence of this subsection 11.5(b). If the Bank causes a branch, subsidiary or Affiliate to make or maintain any portion of the Loan hereunder, all terms and conditions of this Agreement shall, except where the context clearly requires otherwise, be applicable to such portion of the Loan to the same extent as if such portion of the Loan were made or maintained by the Bank, but in no event shall the Bank's use of such a branch, subsidiary or Affiliate to make or maintain any part of the Loan hereunder cause the Bank or such branch, subsidiary or Affiliate to incur any cost or expenses payable by the Borrower hereunder or require the Borrower to pay any other compensation to the Bank (including any expenses incurred or payable pursuant to Section 3.12) which would otherwise not be incurred.

         11.6 Notices.

         All notices, requests, demands, directions and other communications (collectively, "notices") given to or made upon any party hereto under the provisions of this Agreement shall be in writing (including telex or facsimile communication) unless otherwise expressly required hereunder and shall be delivered by mail or other means or sent by telex or facsimile (in either case, to be immediately confirmed verbally by telephone) to the respective parties at the addresses and numbers set forth on Schedule I hereto or in accordance with any subsequent written direction from any party to the others. All notices shall, except as otherwise expressly herein provided, be effective (i) in the case of telex or facsimile, when received and confirmed by telephone, (ii) in the case of hand-delivered notice, when hand-delivered, (iii) if given by mail, four (4) days after such communication is deposited in the mails with first-class postage prepaid, return receipt requested, and (iv) if given by any other means (including by air courier), when delivered; provided, however, that notices to the Bank with respect to conversion or renewal of Interest Rate Options and prepayment shall not be effective until received by the Bank.

         11.7 Severability.

         The provisions of this Agreement are intended to be severable. If any provision of this

Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or un enforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

         11.8 Governing Law.

         This Agreement shall be deemed to be a contract under the laws of the Commonwealth of Pennsylvania and for all purposes shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania without regard to its conflicts of laws principles.

         11.9 Prior Understanding.

         This Agreement, together with the other Loan Documents, supersedes all prior understandings and agreements, whether written or oral, between the parties hereto and thereto relating to the transactions provided for herein and therein, including any prior confidentiality agreements and commitments.

         11.10 Duration: Survival.

         All representations and warranties of the Borrower contained herein or made in connection herewith shall survive the making of the Loan and shall not be waived by the execution and delivery of this Agreement, any investigation by the Bank or the making of the Loan in each case. All covenants and agreements of the Borrower contained herein relating to the payment of additional compensation or expenses and indemnification, including those set forth in the Note and Sections 3.12 and 11.3 hereof, shall survive payment in full of the Bank Debt.

         11.11 Successors and Assigns.

         This Agreement shall be binding upon and shall inure to the benefit of the Bank and the Borrower and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights and obligations hereunder or any interest herein without the Bank's prior written consent. The Bank may, at its own cost, make assignments in all or any part of the Loan to one or more banks or other entities. In the case of a participation, the participant's rights against Bank in respect of such participation shall be those set forth in the agreement executed by Bank in favor of the participant relating thereto and shall not include any voting rights. All of Bank's obligations under this Agreement or any other Loan Documents shall remain unchanged and all amounts payable by the Borrower hereunder or thereunder shall be determined as if the Bank had not sold such participation.

         11.12 Counterparts.

         This Agreement may be executed by different parties hereto on any number of separate counterparts, each of which, when so executed and delivered, shall be an original, and all such counterparts shall together constitute one and the same instrument.

         11.13   Exceptions.

         The representations and warranties and covenants contained herein shall be independent of each other and no exception to any representation, warranty or covenant shall be deemed to be an exception to any other representation, warranty or covenant contained herein unless expressly provided, nor shall any such exceptions be deemed to permit any action or omission that would be in contravention of applicable law.

         11.14 Consent to Jurisdiction.

         THE BORROWER HEREBY IRREVOCABLY CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF THE COURT OF COMMON PLEAS OF ALLEGHENY COUNTY AND THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF PENNSYLVANIA, AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND AGREES THAT ALL SUCH SERVICE OF PROCESS BE MADE BY CERTIFIED OR REGISTERED MAIL DIRECTED TO THE BORROWER AT THE ADDRESSES PROVIDED FOR IN SECTION 11.6 HEREOF AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT THEREOF. THE BORROWER WAIVES ANY OBJECTION TO JURISDICTION AND VENUE OF ANY ACTION INSTITUTED AGAINST IT AS PROVIDED HEREIN AND AGREES NOT TO ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION OR VENUE.

         11.15 No Third Parties Benefitted.

         This Agreement is made and entered into for the sole protection and benefit of the Borrower and the Bank. No trust fund is created by this Agreement and no other Persons or entities will have any right of action under this Agreement or any right against the Bank to obtain any proceeds of the Loan.

         11.16 Authority to File Notices.

         The Borrower irrevocably appoints the Bank as its attorney-in-fact, with full power of substitution, to file for record, at the Borrower's cost and expense and in the Borrower's name, any notices that the Bank considers necessary or desirable to protect the Collateral.

         11.17 Publicity.

         Borrower agrees that Bank may at its expense publish advertisements, print media and promotional materials or other announcements in such publications as it may choose identifying the Borrower, the transaction and the Bank's participation therein.

         11.18 Interpretation.

         Whenever the context requires, all words used in the singular will be construed to have been used in the plural, and vice versa, and each gender will include any other gender. The captions of the articles, sections, schedules and exhibits of this Agreement are for convenience only and do not define or limit any terms or provisions. In the event of a conflict between the terms of the other Loan Documents and the terms of this Agreement, the terms of this Agreement shall control.

         11.19 Status of Parties.

         It is understood and agreed that the relationship of the parties hereto is that of borrower and lender and that nothing contained herein or in any of the other Loan Documents shall be construed to constitute a partnership, joint venture or co-tenancy among Borrower and the Bank.

         11.20 Brokerage Fee.

         The Borrower represents to the Bank that no broker or other Person is entitled to a brokerage fee or commission as a result of the Borrower's actions or undertakings in connection with the financing of the Improvements and agrees to hold the Bank harmless from all claims for brokerage commissions which may be made as a result of such actions or undertakings, if any.

         11.21 Waiver of Jury Trial.

         THE BORROWER WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, OR RELATED TO, THE SUBJECT MATTER OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS RELATED TO ANY OF THE LOAN DOCUMENTS. THIS WAIVER IS KNOWINGLY, INTENTIONALLY AND VOLUNTARILY MADE BY BORROWER AND BORROWER ACKNOWLEDGES THAT NEITHER THE BANK NOR ANY PERSON ACTING ON BEHALF OF THE BANK HAS MADE ANY REPRESENTATIONS OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT. THE BORROWER FURTHER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED BY ITS OWN FREE WILL, AND THAT BORROWER HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL. THE BORROWER AGREES THAT THE OBLIGATIONS EVIDENCED BY THIS AGREEMENT ARE EXEMPTED TRANSACTIONS UNDER THE TRUTH-IN- LENDING ACT, 15 U.S.C. SECTION 1601, ET SEQ. THE BORROWER FURTHER ACKNOWLEDGES THAT IT HAS READ AND UNDERSTANDS THE MEANING OF THIS WAIVER PROVISION.

         11.22 Warrant of Attorney to Enter Judgment by Confession.

         (A) THE BORROWER ACKNOWLEDGES THAT (i) IT HAS READ AND UNDERSTANDS, AFTER CONSULTATION WITH ITS COUNSEL, THAT THE PROVISIONS OF PARAGRAPH (B) BELOW COULD ENABLE THE BANK TO OBTAIN A JUDGMENT AGAINST THE BORROWER AND COMMENCE EXECUTION PROCEEDINGS THAT RESULT IN THE SEIZURE OF ASSETS OF THE BORROWER, IN EITHER CASE, WITHOUT THE BORROWER HAVING THE BENEFIT OF PRIOR NOTICE OR A HEARING; AND (ii) THE BORROWER NEVERTHELESS KNOWINGLY AND

VOLUNTARILY AGREES TO SUCH POSSIBLE CONSEQUENCES AND THE PROVISIONS OF PARAGRAPH
(B) BELOW.

         (B) FOLLOWING THE OCCURRENCE OF AN EVENT OF DEFAULT BORROWER DOES HEREBY EMPOWER ANY ATTORNEY OF ANY COURT OF RECORD WITHIN THE COMMONWEALTH OF PENNSYLVANIA, TO APPEAR FOR BORROWER AND, WITH OR WITHOUT A COMPLAINT OR DECLARATION FILED, CONFESS A JUDGMENT OR JUDGMENTS AGAINST BORROWER AND IN FAVOR OF THE BANK OR THE BANK'S SUCCESSORS OR ASSIGNS IN ANY COURT OF RECORD WITHIN THE COMMONWEALTH OF PENNSYLVANIA FOR THE UNPAID PRINCIPAL BALANCE OF THE NOTES, AND ALL INTEREST THEREON, TOGETHER WITH COSTS OF SUIT AND AN ATTORNEY'S COMMISSION OF IO% FOR COLLECTION. THE AUTHORITY AND POWER TO APPEAR FOR AND ENTER JUDGMENT AGAINST BORROWER SHALL NOT BE EXHAUSTED BY ONE OR MORE EXERCISES THEREOF, AND MAY BE EXERCISED FROM TIME TO TIME AND AS OFTEN AS THE BANK OR ITS SUCCESSORS OR ASSIGNS SHALL DEEM NECESSARY OR DESIRABLE. ANY SUCH JUDGMENT SHALL BE FULLY ENFORCEABLE UP TO THE AMOUNT DUE FROM BORROWER AT THE TIME ENFORCEMENT OF THE JUDGMENT IS SOUGHT, PLUS AN ATTORNEY'S COMMISSION OF 10% FOR COLLECTION. BORROWER HEREBY FOREVER WAIVES AND RELEASES ANY AND ALL ERRORS IN SAID PROCEEDINGS, WAIVES STAY OF EXECUTION, STAY, CONTINUANCE OR ADJOURNMENT OF SALE ON EXECUTION, THE RIGHT TO PETITION TO SET ASIDE OR ORDER A RESALE, THE RIGHT TO EXCEPT TO THE SHERIFF'S SCHEDULE OF PROPOSED DISTRIBUTION, THE RIGHT OF INQUISITION AND EXTENSION OF TIME OF PAYMENT, AND AGREES TO CONDEMNATION OF ANY PROPERTY LEVIED UPON BY VIRTUE OF ANY EXECUTION ISSUED ON ANY SUCH JUDGMENT, AND BORROWER SPECIFICALLY WAIVES ALL EXEMPTIONS FROM LEVY AND SALE OF ANY PROPERTY THAT NOW IS OR MAY HEREAFTER BE EXEMPT UNDER ANY EXISTING OR FUTURE LAWS OF THE UNITED STATES OF AMERICA OR THE COMMONWEALTH OF PENNSYLVANIA OR OF ANY OTHER JURISDICTION.

         11.23 Time of Essence.

         Time is of the essence with respect to each obligation of the Borrower hereunder.




                          [REST OF PAGE INTENTIONALLY
                                  LEFT BLANK]

        IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement under seal as of the day and year first above written.


                                 BORROWER:


WITNESS/ATTEST:                  INTERSTATE PITTSBURGH HOTEL HOLDINGS, L.L.C.,
                                 a Delaware limited liability company

                                 By: Interstate Property Partnership, L.P.,
                                     a Delaware limited partnership, sole Member

                                 By: Interstate Property Corporation,
                                     a Delaware corporation, General Partner

/s/ PATRICIA SHEARER
---------------------------      By: /s/ J. WILLIAM RICHARDSON
                                    --------------------------------------------
                                 Name: J. William Richardson
                                      ------------------------------------------
                                 Title: Vice President
                                       -----------------------------------------





                                 BANK:

WITNESS:                         PNC BANK, NATIONAL ASSOCIATION,
                                 a national banking association

/s/ TERRI WYDA
---------------------------      By: /s/ RANDALL S. CORNELIUS
                                    --------------------------------------------
                                 Name: Randall S. Cornelius
                                      ------------------------------------------
                                 Title: Assistant Vice President
                                       -----------------------------------------

                                   SCHEDULE I
                          Names, Addresses, Telephone
                       and Telecopier Numbers of Parties


Borrower:

INTERSTATE PITTSBURGH HOTEL HOLDINGS, L.L.C.
c/o Interstate Hotels Corporation
Foster Plaza Ten
680 Andersen Drive
Pittsburgh, PA 15220
Attention: Chief Financial Officer
(412) 937-3359 (Phone)
(412) 937-8051 (Fax)

With a copy to:

Interstate Hotels Corporation
Foster Plaza Ten
680 Andersen Drive
Pittsburgh, PA 15220
Attention: General Counsel
(412) 937-3384 (Phone)
(412) 937-3116 (Fax)


Bank:

PNC BANK NATIONAL ASSOCIATION
One PNC Plaza, 249 Fifth Avenue
P1-POPP-19-2
Pittsburgh, PA 15222-2707
Attention:  Real Estate Banking

Randall S. Cornelius
(412) 768-5778 (Phone)
(412) 762-6500 (Fax)

Barbara Burzio
(412) 762-7924 (Phone)
(412) 768-5754 (Fax)

                                   EXHIBIT A

                           LOAN INTEREST RATE REQUEST

      [OPTION A: NOTICE OF CONVERSION TO OR ELECTION OF EURO-RATE OPTION]



PNC BANK NATIONAL ASSOCIATION
One PNC Plaza, 249 Fifth Avenue
P1-POPP-19-2
Pittsburgh, PA 15222-2707
Attention:  Real Estate Banking

Ladies and Gentlemen:

         The undersigned refers to the Loan Agreement dated as of February _______, 2000 (as amended, restated, supplemented or modified from time to time, the "Loan Agreement") between INTERSTATE PITTSBURGH HOTEL HOLDINGS, L.L.C. ("Borrower") and PNC BANK, NATIONAL ASSOCIATION, a national banking association (the "Bank"). Terms defined in the Loan Agreement shall have the same meanings assigned to them therein when used herein.

         1. The undersigned Borrower hereby gives notice, irrevocably, that it wishes to convert all or part of the outstanding Loan subject to a Base-Rate Option into, or elect to have a new Borrowing Tranche subject to a Euro-Rate Option as follows:

         (a) Proposed date of conversion or election to Euro-Rate Option and expiration of Interest Period (must be three (3) Business Days after date of this Notice for conversion or election to Euro-Rate Option):

                   Conversion Date           Expiration Date
                             , 200-                     ,200-

         (b) Aggregate amount of the Loan to be converted to the Euro-Rate Option (must be at least $1,000,000 for each Interest Period selected) and Euro-Rate Interest Period (must be one, two, three, six or twelve months and end before the Expiration Date), to apply to the following conversion:

                                                       Amount Euro-Rate Interest
                                                       Period Euro-Rate Option


                                                       $       months
                                                        ------

                                                       from         200
                                                            --------   --
                                                               %

                  to              200
                     ------------    --


                                                       $       months
                                                        ------

                                                       from         200
                                                            --------   --
                                                               %

                  to              200
                     ------------    --


                                                       $       months
                                                        ------

                                                       from         200
                                                            --------   --
                                                               %

                  to              200
                     ------------    --


                                                       $       months
                                                        ------

                                                       from         200
                                                            --------   --
                                                               %

                  to              200
                     ------------    --


         2. The undersigned confirms as of the date hereof that no Event of Default or Potential Default has occurred and is continuing.

DATED:
                                 Very truly yours,


WITNESS/ATTEST:                  INTERSTATE PITTSBURGH HOTEL HOLDINGS, L.L.C.,
                                 a Delaware limited liability company

                                 By: Interstate Property Partnership, L.P.,
                                     a Delaware limited partnership, sole Member

                                 By: Interstate Property Corporation,
                                     a _________ corporation, General Partner


---------------------------      By:
                                    --------------------------------------------
                                 Name:
                                      ------------------------------------------
                                 Title:
                                       -----------------------------------------

                  [OPTION B: CONTINUATION OF EURO-RATE OPTION]




PNC BANK, NATIONAL ASSOCIATION
PNC Bank, National Association
One PNC Plaza, 249 Fifth Avenue
P1-POPP-19-2
Pittsburgh, PA 15222-2707
Attention:  Real Estate Banking

Ladies and Gentlemen:

         The undersigned refers to the Loan Agreement dated as of February __, 2000 (as amended, restated, supplemented or modified from time to time, the "Loan Agreement") between INTERSTATE PITTSBURGH HOTEL HOLDINGS, L.L.C. ("Borrower") and PNC BANK, NATIONAL ASSOCIATION, a national banking association (the "Bank"). Terms defined in the Loan Agreement shall have the same meanings assigned to them therein when used herein.

         1. The undersigned Borrower hereby gives notice, irrevocably, that it wishes to continue all or part of the outstanding Borrowing Tranche subject to a Euro-Rate Option with a Euro-Rate Interest Period whose last day is ___________, 200__ (the "Subject Tranche") as follows:

         (a) Proposed date of continuation and expiration of Euro-Rate Interest Period (must be (i) three (3) Business Days after date of this Notice, and (ii) the maturity date of the Euro-Rate Interest Period for the subject Tranche):

Amount                     Conversion Date           Expiration Date                    Effective Date
------------------------------------------------------------------------------------------------------
$


         (b) Aggregate amount of Subject Tranche to be continued under Euro-Rate Option (must be at least $1,000,000 for each Euro-Rate Interest Period selected) and Interest Period (must be one, two, three, six or twelve months and end before the Expiration Date):


                                                       Amount Euro-Rate Interest
                                                       Period Euro-Rate Option


                                                       $       months
                                                        ------

                                                       from         200
                                                            --------   --
                                                               %

                  to              200
                     ------------    --


                                                       $       months
                                                        ------

                                                       from         200
                                                            --------   --
                                                               %

                  to              200
                     ------------    --


                                                       $       months
                                                        ------

                                                       from         200
                                                            --------   --
                                                               %

                  to              200
                     ------------    --


                                                       $       months
                                                        ------

                                                       from         200
                                                            --------   --
                                                               %

                  to              200
                     ------------    --

         2. The undersigned confirms as of the date hereof that no Event of Default or Potential Default has occurred and is continuing.

DATED:
                                 Very truly yours,


WITNESS/ATTEST:                  INTERSTATE PITTSBURGH HOTEL HOLDINGS, L.L.C.,
                                 a Delaware limited liability company

                                 By: Interstate Property Partnership, L.P.,
                                     a Delaware limited partnership, sole Member

                                 By: Interstate Property Corporation,
                                     a _________ corporation, General Partner


---------------------------      By:
                                    --------------------------------------------
                                 Name:
                                      ------------------------------------------
                                 Title:
                                       -----------------------------------------




                                    EXHIBIT B

                              ITEMS TO BE SUPPLIED

         1. Title and Collateral Matters:

         (a) a current survey of the Land, certified by a registered surveyor approved by Bank, such certification to be addressed to the Bank and the title company issuing the lender's title insurance policy and (i) to show the location and area covered by all building lines affecting the Land, the location and area of all easements encumbering and/or benefitting the Land, the relation of the Land to public thoroughfares for access purposes, the location of all physical conditions on the Land, the location of the Improvements and any encroachments of the Improvements or other physical conditions upon any easements, building lines or property boundary lines, and (ii) to state whether the Land or any portion thereof is located in any federally designated flood prone area, and if so, to locate on the survey such portion of the Land so designated and to show the dimension and location of all improvements, parking areas, drives, easements and rights-of-way and the location of adjoining streets and distances to the nearest intersecting street);

         (b) an Appraisal of the Project which shall establish that the amount of the Loan does not exceed sixty percent (60%) of the Project's stabilized Appraised Value;

         (c) a legal description of the Land and all easements, compatible with the above mentioned survey and sufficient for the purpose of the Mortgage;

         (d) evidence in such form as Bank may require of (i) satisfactory subdivision of the Land and zoning for the Project; (ii) the availability of all utility and municipal services required for the operation of the Project; (iii) satisfactory soils compaction conditions and sub-surface support for the Project; and (iv) the availability of means of access to and from the Land by means of easements benefitting the same;

         (e) evidence in such form as Bank may require, including without limitation engineering and soils reports, environmental assessment reports, reports and clearances from governmental agencies, chain of title searches and certifications of Borrower, that the Project is free from all asbestos, and hazardous waste and all other materials regulated by the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, the Resource Conservation Recovery Act, as amended, or by any other federal, state or local law, statute, regulation, ordinance, code or order together with a reliance letter indicating that the Bank may rely on such report in making the Loan;

         (f) evidence in such form as Bank may require (including the actual policies and Acord Form 27 Evidence of Insurance, and evidence of payment of premiums) that all types of hazard insurance (including business interruption insurance, loss of rents insurance, malicious mischief insurance and flood insurance, if in a federal flood prone area) available with respect to the Improvements, public liability and property damage insurance with respect to the Land and Improvements, and workers' compensation insurance are in force and will continue in force so long as the Bank Debt is outstanding (the policies for such insurance to be in form, in amounts and with companies satisfactory to Bank, and all hazard and liability policies, as applicable, to have attached to them additional insured, mortgagee and loss payee clauses, as applicable, in favor of
Bank);

         (g) a title insurance binder, together with a specimen policy issued by a title insurance company acceptable to Bank, pursuant to which said title insurance company will on the Closing Date issue an ALTA lender's policy of title insurance insuring the Mortgage in the principal sum secured thereby, as a first lien upon Borrower's fee simple title to the Land and Improvements, and all appurtenances thereto (including such easements and appurtenances as may be required by Bank), subject only to such exceptions as may be approved in writing by Bank, with endorsements thereto as to such matters as Bank may designate, including, without limitation, a compliance endorsement and contiguity of the Land with all easements and public roads, and together with such reinsurance and direct access agreements as Bank shall in its discretion require;

         (h) the certificate of occupancy for the Improvements; and

         (i) the report from the Bank's inspecting architect as set forth in
Section 6.1(j) hereof.

         2. Corporate Documents

         (a) an opinion or opinions of counsel acceptable to Bank and its counsel (including local counsel), to be delivered on the Closing Date in form and scope satisfactory to Bank, to the effect (in addition to other matters which Bank may require to be favorably addressed) that (i) Borrower is duly organized, validly existing and in good standing under the laws of the jurisdictions of their formation; (ii) Borrower is duly qualified to do business in the jurisdiction in which the Land is located, and Borrower and the Guarantor have all requisite power and authority to operate the Land and Improvements and to enter into, perform and consummate all aspects of the transactions contemplated hereby; (iii) all Loan Documents and other documents to be executed by or on behalf of Borrower or the Guarantor have been duly executed and are valid and binding upon and enforceable against the parties thereto (other than the Bank) in accordance with the respective terms of each, except as the same may be limited by bankruptcy, insolvency and similar laws affecting the rights of creditors generally; (iv) there is no action, proceeding or investigation pending or to the knowledge of counsel threatened (or any basis therefor known to counsel) which questions the validity of the Loan or the transactions contemplated hereby or the ability of Borrower or the Guarantor from performing their respective obligations under the Loan Documents; (v) the performance of and compliance with the provisions hereof and the other documents referred to herein will not result in or be in conflict with or constitute a default under any agreement, instrument, document, decree, order or any federal, state or local law, statute, rule, regulation or ordinance applicable to or affecting Borrower or the Guarantor; (vi) no consent, approval, order or authorization of, or registration or filing with, any governmental or public body or authority is required in connection with the acceptance hereof, the Loan or the matters contemplated hereby; (vii) the Loan shall not violate the usury or other laws of the Commonwealth of Pennsylvania or of any other jurisdiction relating to the maximum rate of interest and (viii) the Bank has a security interest in that portion of the Mortgaged Property defined in the Mortgage and in the other personal property described in this Agreement as security for the Loan, subject to no Liens or encumbrances except as may have been approved by the Bank in writing;

         (b) a good standing certificate for Borrower from Delaware and evidence of Borrower's authorization to do business in Pennsylvania;

         (c) a current copy of Borrower's articles of organization certified by the Secretary of State of Delaware;

         (d) an Incumbency Certificate of Borrower certifying as to the Operating Agreement, Bylaws of the Borrower and the corporate resolutions of Borrower authorizing the Loan;

         (e) a good standing certificate for Guarantor from Maryland and evidence of Guarantor's authorization to do business in Pennsylvania;

         (f) a current copy of Guarantor's articles of incorporation certified by the Secretary of State of Maryland; and

         (g) an Incumbency Certificate of Borrower certifying as to the Bylaws of the Guarantor and the corporate resolutions of Guarantor authorizing the Loan.

         (h) information satisfactory to the Bank relating to the financial condition of the Borrower and the Guarantor;

         (i) the Property Management Agreement;

         (j) the Franchise Agreement; and

         (j) such other documents and other materials as the Bank may require with respect to the Borrower, the Guarantor the Project, the Leases, the tenants of the Project and the market area in which the Project is located.

                                   EXHIBIT C

                               FINANCIAL REPORTS

         (a) As soon as available and in any event within forty-five (45) days after the close of each calendar quarter, internally prepared, unaudited financial statements for the Borrower, including a balance sheet and related statements of operations and statements of cash flow and net worth as of the end of such calendar quarter and for such calendar quarter, which shall be certified by the Chief Financial Officer of Borrower as being true and correct and prepared in accordance with GAAP, and shall fairly present the financial condition of the Borrower as at the end of such calendar quarter;

         (b) Beginning with the first calendar quarter following the Closing Date as soon as available and in any event within sixty (60) days after the close of each calendar quarter, operating reports and occupancy reports with respect to the Project as of the end of such calendar quarter, which reports shall be prepared in a manner acceptable to the Bank;

         (c) As soon as available, but in no event later than forty-five (45) days after each calendar quarter for the Borrower and the Guarantor, certificates of the Borrower and Guarantor, each as certified by the Chief Financial Officer of Borrower or Guarantor, certifying, in sufficient detail acceptable to the Bank, calculations substantiating compliance, as of the date of the certificate, with all financial covenants in this Agreement, including, without limitation, the financial covenants set forth in Sections 4.21 and 4.22 hereof for Borrower;

         (f) As soon as available and in any event within forty five (45) days after the close of each fiscal year, forecasts for the Project and an annual budget with respect to the Project, which budget shall compare the prior year's results of operation and forecasts for the Project on a line item basis and shall be prepared in a manner acceptable to the Bank;

         (g) As soon possible and in any event within ten (10) days after the occurrence of any Material Adverse Change in the operations, financial condition or prospects of the Borrower or Guarantor, notice of any such occurrence;

         (h) As soon as possible and in any event within ten (10) days after the occurrence of each Event of Default or each Potential Default, a statement of the Borrower setting forth the details of such Event of Default or Potential Default and the action which the Borrower proposes to take with respect thereto;

         (i) Within forty-five (45) days following the due date thereof, copies of the receipts evidencing payment of all real estate taxes relating to the Project;

         (j) All material filings made by the Borrower or the Guarantor with the Securities Exchange Commission, including, without limitation, all Forms 10-K and 10-Q and 8-K, within ten (10) Business Days after the filing thereof; and

         (k) Such other information respecting the operations and properties, financial or otherwise, of the Borrower, the Guarantor and the Project as the Bank may from time to time reasonably request.

                                   EXHIBIT D
                             COMPLIANCE CERTIFICATE

                        Covenant Compliance Certificate

                                   (Borrower)

                         Dated as of _____________, 200_


Pursuant to that certain Loan Agreement (the "Loan Agreement") dated February ___, 2000 between INTERSTATE PITTSBURGH HOTEL HOLDINGS, L.L.C. (the "Borrower") and PNC Bank, National Association, (the "Bank"), the Borrower hereby certifies to the Bank, effective on the date hereof, that:

(1) The Borrower has performed and complied with all covenants and conditions contained in the Loan Documents;

(2) No Event of Default, after giving effect to any applicable notice, grace and cure periods, has occurred and is continuing or exists under the Note and the other Loan Documents; and

(3) Attached hereto are calculations substantiating compliance with the financial covenant set forth in Section 4.21 of the Loan Agreement.

All capitalized terms used herein shall have the meanings ascribed thereto in the Loan Agreement. The Borrower has executed and delivered this Certificate with the understanding that the Bank will rely hereon pursuant to the terms of the Loan Documents.



WITNESS:                         INTERSTATE PITTSBURGH HOTEL
                                 HOLDINGS, L.L.C.

---------------------------      By:
                                    --------------------------------------------
                                 Name:
                                      ------------------------------------------
                                 Title:
                                       -----------------------------------------

                        Covenant Compliance Certificate

                                  (Guarantor)

                        Dated as of _____________, 200_



Pursuant to that certain Loan Agreement (the "Loan Agreement") dated February ___, 2000 between INTERSTATE PITTSBURGH HOTEL HOLDINGS, L.L.C. (the "Borrower") and PNC Bank, National Association, (the "Bank"), the undersigned hereby certifies to the Bank, effective on the date hereof, that:

(1) The Guarantor has performed and complied with all covenants and conditions contained in the Loan Documents to which it is a party;

(2) Attached hereto are calculations substantiating compliance with the financial covenants set forth in Section 4.22 of the Loan Agreement and Section ___ of the Payment Guaranty.

All capitalized terms used herein shall have the meanings ascribed thereto in the Loan Agreement. The undersigned Guarantor has executed and delivered this Certificate with the understanding that the Bank will rely hereon pursuant to the terms of the Loan Documents.



WITNESS:                         INTERSTATE HOTELS CORPORATION



---------------------------      By:
                                    --------------------------------------------
                                 Name:
                                      ------------------------------------------
                                 Title:
                                       -----------------------------------------